AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2006

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	74-3123261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

555 Madison Avenue, 25th Floor

New York, NY 10022

Telephone: (212) 716-1810

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Kelly

President and Chief Executive Officer

Innovive Pharmaceuticals, Inc.

555 Madison Avenue, 25th Floor

New York, NY 10022

Telephone: (212) 716-1810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.

W. David Mannheim, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,238,488		$3.96	(1)	$8,864,412
Common Stock, $0.001 par value	5,587,068	(2)	$3.96	(3)	$22,124,789
Common Stock, $0.001 par value	54,967	(4)	$2.97	(3)	$163,252
Common Stock, $0.001 par value	85,227	(4)	$4.36	(3)	$371,590
Common Stock, $0.001 par value	397,102	(4)	$4.36	(3)	$1,731,365
Total	8,362,852	(5)			$33,255,408	$3,558

(1)	Represents the conversion price per share at which Series A convertible preferred stock converts into common stock, which price was negotiated in June 2006, and which was the last price at which securities of the registrant were sold.
(2)	Represents common stock shares issuable upon the conversion of the same number of shares of Series A convertible preferred stock, which conversion will occur automatically on the date this registration statement is declared effective.
(3)	Represents the applicable conversion or exercise price.
(4)	Represents shares of common stock issuable upon the exercise of warrants.
(5)	Pursuant to Rule 416, this registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 4, 2006

PROSPECTUS

INNOVIVE PHARMACEUTICALS, INC.

8,362,852 Shares of Common Stock

The selling stockholders identified in this prospectus are offering for sale from time to time up to 8,362,852 shares of our common stock, $0.001 par value per share. The selling stockholders may sell the common stock from time to time in public transactions or in privately negotiated transactions, without limitation, through any means described in the section hereof entitled “Plan of Distribution”, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. We will not receive any proceeds from the sale of shares registered under this prospectus.

There is not currently and there has never been any market for our common stock. Our common stock is not listed on any exchange and is not quoted on the Over-the-Counter Bulletin Board or any other quotation service.

You should read this prospectus and any prospectus supplement carefully before you invest. See “Where You Can Find More Information” for more information.

Investing in our stock involves a high degree of risk. See “Risk Factors” on page 3 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it might not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including “Risk Factors” beginning on page      and our financial statements and related notes thereto, before making an investment decision.

Our Company

Innovive Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of compounds for the treatment of cancer. We currently have three products in development; INNO-105, INNO-305 and INNO-406.

INNO-105 is a pentapeptide that we licensed from Pennsylvania State University, or PSU, in March 2005. Pre-clinical data compiled by the Hershey Medical Center at PSU demonstrates that INNO-105 binds with a receptor on certain cancer cells, thereby inhibiting cancer cell growth. Based on these pre-clinical data, as well as data derived from a PSU Phase I study of patients with pancreatic cancer, we intend to develop INNO-105 as an anti-cancer agent in pancreatic cancer. We began our own Phase I clinical study with INNO-105 in November 2005 and the study is ongoing.

INNO-305 is a WT1 immunotherapeutic that we licensed from the Memorial Sloan Kettering Cancer Center in December 2005. Pre-clinical data suggests that the multi-peptide therapy may be used to treat certain solid tumors and certain leukemias, including acute myelogenous leukemia. We believe that INNO-305 may be able to overcome many of the challenges that other cancer vaccines have faced for several reasons, including its ability to target WT1. Additionally, the literature indicates that leukemia responds favorably to treatment with similar compounds. Moreover, we believe we will be able to manufacture INNO-305 on a commercial scale, whereas other cancer vaccines in clinical trials have demonstrated to be difficult or cost-inefficient to manufacture in commercial quantities. We plan to enter the clinic with INNO-305 in the third quarter of 2006.

INNO-406 is a rationally designed small molecule that we licensed from Nippon Shinyaku in December 2005. We believe pre-clinical data demonstrate that INNO-406 significantly inhibits the Bcr-Abl and the Lyn tyrosine kinases, the activation of which we believe signals healthy cells to become cancerous. Our data suggests that the product has application in Gleevec™ refractory chronic myelogenous leukemia as the predominant forms of resistance come about due to Bcr-Abl amplification, Bcr-Abl point mutations and up-regulation of other pathways such as Lyn. Preclinical findings suggest that this product candidate is active against and targets cells exhibiting Bcr-Abl and Lyn activation thus giving INNO-406 a competitive profile versus other compounds being developed for this disease. We began our own phase I clinical study with INNO-406 in July 2006 and the study is ongoing.

We intend to leverage our development infrastructure by acquiring and developing additional clinical candidates in the areas of oncology and hematology. In addition, we plan to develop and commercialize our product candidates. Our success will depend on the clinical and regulatory success of our product candidates, which we are just beginning to develop, and our ability to retain on commercially reasonable terms financial and managerial resources of which we currently have only a limited amount. To date, we have not received regulatory approval for any of our product candidates nor have we derived any revenues from their sale.

Our executive offices are located at 555 Madison Avenue, 25th Floor, New York, New York 10022 and our telephone number at that location is (212) 716-1810. Our website address is www.innovivepharma.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into this prospectus.

The Offering

The selling stockholders identified beginning on page          of this prospectus are offering on a resale basis a total of 8,362,852 shares of the following shares of our common stock:

•	796,086 shares of our outstanding common stock issued in connection with our June 28, 2005 private placement of convertible promissory notes and the subsequent conversion of those notes into shares of Series A convertible preferred stock on June 29, 2006;

•	85,227 shares of our common stock issuable at a price of $4.36 per share upon the exercise of warrants issued to the investors in our June 28, 2005 private placement of convertible promissory notes;

•	3,414,464 shares of our common stock issued in connection with our June 29, 2006 private placement of Series A convertible preferred stock;

•	55,656 shares of our common stock issuable at a price of $4.36 per share upon the exercise of warrants issued to the placement agent in our June 28, 2005 private placement of convertible promissory notes;

•	341,446 shares of our common stock issuable at a price of $4.36 per share upon the exercise of warrants issued to the placement agents in our June 29, 2006 private placement of Series A convertible preferred stock;

•	1,376,518 shares of our common stock issued upon the conversion of principal and accrued interest on two promissory notes into shares of Series A convertible preferred stock on June 29, 2006;

•	400,000 shares of our common stock issued in January 2006 to Nippon Shinyaku Co., Ltd. as part consideration for the license of INNO-406 and related intellectual property rights;

•	54,967 shares of our common stock issuable at a price of $2.97 per share upon the exercise of a warrant issued in February 2006 to an individual who acted as a finder in connection with the in-licensing of INNO-406; and

•	1,838,488 shares of our common stock issued in 2004 and 2005 to our current directors, executive officers and shareholders owning more than 10% of our common stock as of July 31, 2006.

Common stock offered by the selling stockholders	8,362,852

Common stock outstanding before the offering(1)	9,147,068

Common stock to be outstanding after the offering(2)	9,684,364

(1)	Based on the number of shares outstanding as of July 31, 2006 and giving effect to the conversion of 5,587,068 shares of Series A convertible preferred stock on the date the registration statement, of which this prospectus is a part, became effective. Does not include 537,296 shares issuable pursuant to warrants held by the selling stockholders. Does not include 925,000 shares reserved for issuance under our 2004 Stock Plan, including 302,101 shares issuable upon exercise of options outstanding on July 31, 2006.
(2)	Assumes the issuance of all 537,296 shares offered hereby that are issuable upon exercise of warrants. Does not include 925,000 shares reserved for issuance under our 2004 Stock Plan, including 302,101 shares issuable upon exercise of options outstanding on July 31, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares in this offering. The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes thereto, before investing in our common stock. Our business, operating results and financial condition could be seriously harmed by any of the following risks. The price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment.

Risks Relating to our Business

We currently have a working capital deficiency and will need to raise additional capital to operate our business.

To date, we have generated no product revenues, yet we have had operating and capital expenditures to in-license and begin development of INNO-105, INNO-305 and INNO-406. As a result of these expenses and lack of revenue, at March 31, 2006, we had a working capital deficiency of $7,291,427. In addition, as a result of our financial position at December 30, 2005, we received a “going concern” opinion from our auditors, which is included in our financial statements in this registration statement. Until, and unless, we receive approval from the FDA or foreign regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are INNO-105, INNO-305 and INNO-406 and none are approved by the FDA or any foreign regulatory authority for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand. At March 31, 2006, we had cash on hand of only $105,518. As a result, we will need to seek additional sources of financing for our operations, including the development of INNO-105, INNO-305 and INNO-406, which might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might be unable to complete planned pre-clinical and clinical trials or obtain approval of any product candidates from the FDA or any foreign regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which would have a dilutive effect on our then current stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Our research and development costs from inception to March 31, 2006 have totaled $4,874,099. At March 31, 2006, we had an accumulated deficit of $7,871,325 and had a net loss of $1,818,045 for the three-month period ended March 31, 2006. We also expect to continue to incur significant operating and capital expenditures, including research and development costs for INNO-105, INNO-305 and INNO-406, and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for INNO-105, INNO-305 and INNO-406 and any possible future product candidates;

•	seek regulatory approvals for INNO-105, INNO-305 and INNO-406 and possible future product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We might not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact our operations. We expect to incur substantial losses for the foreseeable future and might never become profitable.

We have a limited operating history upon which to base an investment decision.

We are a development stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations to date have been limited to organizing and staffing our company, acquiring, developing and securing the proprietary technology for, and undertaking pre-clinical trials and clinical trials of, our current product candidates INNO-105, INNO-305 and INNO-406. These operations provide a limited basis for our stockholders and prospective investors to assess our ability to commercialize INNO-105, INNO-305 or INNO-406, or any future product candidate and the advisability of investing in our securities.

We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize INNO-105, INNO-305, INNO-406 or any future product candidate.

We cannot assure you that we will receive the approvals necessary to commercialize and sell our current product candidates, INNO-105, INNO-305 or INNO-406 or any product candidate we acquire or develop in the future. We will need FDA approval to commercialize any product candidate in the U.S. and approvals from the equivalent regulatory authorities in foreign jurisdictions to commercialize any product candidate in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses, including INNO-105, INNO-305 or INNO-406.

Even if we comply with all FDA requests, the FDA may ultimately reject any of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our current product candidates INNO-105, INNO-305 or INNO-406 or any other product. Failure to obtain FDA approval of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any product candidate for sale outside the United States.

Delays in the regulatory approval process might harm our ability to commercialize any product candidate.

The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies for INNO-105, INNO-305 or INNO-406 or any product candidate we acquire or develop in the future. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenues from, any product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy if competing products are able to be marketed before our products.

Delays in the regulatory approval process in foreign jurisdictions could have the same negative impact on our drug commercialization plans in those jurisdictions.

Our current product candidates are in the early stage of clinical trials or are still in pre-clinical trials.

Our current product candidates, INNO-105, INNO-305 and INNO-406, are in an early stage of development and require extensive pre-clinical and clinical testing. That testing might show that these compounds have little or no efficacy. Even if pre-clinical or clinical trials for these compounds are positive, we cannot predict with any certainty if or when we might submit an NDA for regulatory approval of any of them or whether such an NDA will be accepted. Failure to submit or receive approval of an NDA for INNO-105, INNO-305 or INNO-406 or any other product candidate we might acquire will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. Delays in the approval of an NDA could:

•	delay commercialization of, and our ability to derive product revenues from, any product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy if competing products are able to be marketed before our products.

Our INNO-105 IND was allowed on September 29, 2005. The Phase I study for it began in November 2005 and is ongoing. Our expectations for INNO-105 are based on pre-clinical studies conducted on animals and on a Phase I study in a very limited number of human patients with pancreatic cancer. Our INNO-406 IND was allowed on June 15, 2006. Our Phase I study for INNO-406 began in July 2006 and is ongoing. Our expectations for INNO-406 are based on preclinical studies conducted on animals. As a result, we have very limited safety or efficacy data on INNO-105 and INNO-406, which might not be indicative of results we will encounter in our planned Phase I clinical trials. We cannot determine whether the prior studies are predictive of clinical safety or efficacy of INNO-105 or INNO-406. These same risks are true for our planned development of INNO-305, for which an IND was filed with the FDA on July 28, 2006.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Further, failure can occur at any stage of the trials, and we could encounter problems that could delay or cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials, including those for INNO-105, INNO-305 and INNO-406 or any future compound, might be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA might suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of those trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our Phase I clinical trials for INNO-105 and INNO-406 involve, and future trials for INNO-105, INNO-406 and our other product candidates might involve, a small number of patients. Because of the small sample size, the results of these clinical trials might not be indicative of future results.

Physicians and patients might not accept and use our drugs.

Even if the FDA approves our current product candidates, INNO-105, INNO-305 and INNO-406, physicians and patients might not accept and use them or any other product we might develop. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our product candidates might have unintended results, which might not be discovered until after commercialization.

Any of our product candidates, even if successfully tested, approved and commercialized, could result in unintended consequences in consumers. Any consequence might not be discovered for many years after commercialization of a product. Such a development could have a negative impact on our earnings and operations.

Our drug development program depends upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions and clinical research organizations, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators might not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators might also have relationships with other commercial entities, some of whom might compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We have contracted with a third-party manufacturer to manufacture, supply, store and distribute INNO-105 supplies for our Phase I clinical trials. We have contracted for and received supplies of INNO-305 for its Phase I trial. We currently have no contract for product supply for our planned future clinical trials for INNO-105 or, if testing is successful and commercialization is approved by the FDA, the commercial scale manufacture of INNO-105, nor do we have such arrangements for INNO-305. For INNO-406, we have ongoing production contracts for clinical material for current and planned clinical trials and are negotiating with a potential commercial scale supplier for INNO-406 in the event that INNO-406 is approved by the FDA. If INNO-105, INNO-305, INNO-406 or any other product candidate we might develop or acquire in the future, receives FDA approval, we will rely on one or more third-party contractors to manufacture our products. Our reliance on third-party manufacturers exposes us to the following risks:

•	We might be unable to identify manufacturers on commercially reasonable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state and foreign agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we might not own, or might have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues. Any of these events could impair our earnings and financial condition.

We have no experience selling, marketing or distributing products and no internal capability to do so.

While we intend to commercialize our products on our own, we currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success will depend, in part, on our ability to attract and retain employees with these capabilities or to enter into and maintain collaborative relationships for such capabilities. Significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise and we might not be successful at establishing the capabilities on our own. There can also be no assurance that we would be able to establish or maintain relationships with third-party collaborators. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we might not achieve sufficient product revenues and our business will suffer.

The market for each of our current product candidates INNO-105, INNO-305 and INNO-406, as for most drugs, is characterized by intense competition and rapid technological advances. If INNO-105 or any other product candidate receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. The most significant competitors for INNO-105 are Genentech, Bristol-Myers Squibb and Sanofi-Aventis, each of which is developing a cancer cell inhibiting therapy. Cell Genesys is developing a vaccine for acute leukemia that may be competitive with INNO-305. Novartis and Bristol-Meyers Squibb are each developing a treatment for chronic myelogenous leukemia that may be competitive with INNO-406. These or other future competing products might provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or might offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we might not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have oncology compounds already approved or in development. As noted above, Genentech, Bristol-Myers Squibb and Sanofi-Aventis are each developing a cancer cell inhibiting therapy that would compete with INNO-105. Cell Genesys is developing a vaccine for acute leukemia that would compete with INNO-305. Novartis and Bristol-Meyers Squibb are each developing a treatment for chronic myelogenous leukemia that would compete with INNO-406. These competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

We might not be able to compete successfully with these entities due to our limited operating history and limited resources.

Developments by competitors might render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary compounds for the treatment of cancer and related diseases include but are not limited to Amgen, Sanofi-Aventis, Bristol-Myers Squibb, Genentech, Eli Lilly, Johnson & Johnson and Pharmion. Alternative technologies are being developed to treat cancer and related diseases by numerous companies including Bristol-Myers Squibb, MGI Pharma, Merck and Genentech, several of which are in advanced clinical trials. There also are cancer tumor inhibiting therapies that are in the late stage of development, and that are being developed by larger established companies: Alimta (Eli Lilly), Avastin (Genentech), Eloxatin (Sanofi-Aventis), Erbitux (Bristol-Myers Squibb and Imclone Systems) and Tarceva (Genentech). Cell Genesys is developing a vaccine for acute leukemia. Novartis and Bristol-Meyers Squibb are each developing a treatment for chronic myelogenous leukemia that would compete with INNO-406. In addition, companies pursuing different but related fields represent substantial competition. Any of these competing therapies could prove to be more effective than INNO-105, INNO-305 or INNO-406 or any future therapy of ours. In addition, many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations. Any or all of these competitors might inhibit or prevent entirely the successful commercialization of our products.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We currently hold exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications on INNO-105, INNO-305 and INNO-406. However, we cannot predict for INNO-105, INNO-305, INNO-406 or any other proprietary property we might acquire:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings to protect or defend other intellectual property rights which might be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents might be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements might not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings that might be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage might not be available, and reimbursement levels might be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our product, once approved, it might inhibit or prevent market acceptance of such product.

We might not successfully manage our growth.

Our success will depend upon the expansion of our operations to develop INNO-105, INNO-305 and INNO-406 and to obtain and develop other product candidates. Our success also will depend on the effective management of our growth, which will place a significant strain on our management and on our limited administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We might be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities might involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products might require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers and scientific and medical advisors because of their expertise and experience in drug development. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business might be harmed.

We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. Attracting and retaining qualified personnel will be critical to our success. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful, especially given our limited operating history and limited resources.

We might incur substantial liabilities and might be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we might incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. While we carry clinical trial insurance that includes product liability insurance, the coverage might not be sufficient to cover any claims. We intend all our agreements with our collaborators to indemnify us for their errors and omissions. However, we might not be able to obtain such contractual protection. Even if our agreements with any future collaborators entitle us to indemnification against losses, such indemnification might not be available or adequate should any claim arise.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors.

Some jurisdictions have laws that permit the government to force a patentee to grant a license to a third party for commercialization of a patented product if the government concludes that the product is not sufficiently developed or not meeting the health needs of the population. Such compulsory licensing laws are very rarely invoked outside of South America and Africa. In addition, a number of countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Because of the extensive time required for development, testing and regulatory review of a new drug, it is possible that any related patent may expire before any of our product candidates can be commercialized or remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patent.

Risks Related to Our Securities

There currently is no market for our common stock nor has there ever been a market for our common stock.

There is no market for our common stock. As a result, you might not be able to sell your shares. While we intend to have a broker-dealer apply to have our common stock quoted on the Over-the-Counter Bulletin Board, an application, if made, might not be approved. Even if our stock were to be quoted by a service, such as the Over-the-Counter Bulletin Board, or listed on an exchange, trading in our common stock might be very limited, which would affect the price of our stock. Other than our plan for quotation on the Over-the-Counter Bulletin Board, we have no plans, proposals, arrangements or understandings with any person with regard to the development of an active trading market for our common stock, and no assurance can be given that a liquid trading market will develop.

Our common stock does not currently meet the listing standards of the Nasdaq Stock Market and might never meet those standards. The lack of such a listing adversely affects the pricing and execution of trades in our common stock.

The prices at which our shares of our common stock might trade will likely be volatile.

If a trading market were to develop for our common stock, you should expect the prices at which our common stock might trade to be highly volatile. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

A small group of persons hold a significant amount of our stock and could limit your ability to influence the outcome of key transactions, including a change of control.

Individuals and entities affiliated with Paramount BioCapital, Inc., or Paramount, which include some of our directors and officers as explained below, beneficially own or control a significant portion of our common stock, including for this purpose, warrants. Including shares obtainable upon exercise of warrants, at July 31, 2006, individuals affiliated with Paramount owned 2,149,824 shares of our common stock, excluding warrants to purchase an aggregate of 267,005 shares, which represented 23.50% of our outstanding common stock on that date, giving effect to the conversion of 5,587,068 shares of Series A convertible preferred stock into 5,587,068 shares of common stock. Individually and in the aggregate, these persons will have significant influence over our business, the election of directors and all matters requiring stockholder approval. In particular, this concentration of ownership might have the effect of facilitating, delaying, deferring or preventing a potential acquisition and might adversely affect the market price of our common stock.

Our directors, executive officers and two of our principal stockholders, Lindsay A. Rosenwald, M.D. and Jason Stein, beneficially owned 2,006,663 shares, or 21.94%, of our outstanding shares of common stock at July 31, 2006, giving effect to the conversion of 5,587,068 shares of Series A convertible preferred stock into 5,587,068 shares of common stock, but excluding warrants to purchase 153,626 shares and options to purchase 104,200 shares that were exercisable on July 31, 2006. Dr. Rosenwald and Dr. Stein are officers or employees of Paramount and its affiliated companies, including Paramount BioCapital Investments, LLC, or PBI. At July 31, 2006, two of our four directors and one of our four executive officers were employees of Paramount or PBI. In addition, trusts established for the benefit of Dr. Rosenwald and his family owned 1,399,129 shares, or 15.30%, of our outstanding common stock at July 31, 2006, giving effect to the conversion of 5,587,068 shares of Series A convertible preferred stock into 5,587,068 shares of common stock. Dr. Rosenwald does not have the legal authority to exercise voting power or investment discretion over the shares held by those trusts and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest (as defined in Rule 16a–1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended) that he may have in these trusts. Accordingly, our executive officers, directors, Dr. Rosenwald and Dr. Stein will have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our common stockholders, including an amendment to our Certificate of Incorporation and a merger or acquisition or a sale of substantially all of our assets. These stockholders might make decisions that are adverse to those of our other stockholders. In addition, these stockholders could negotiate the terms of any transaction we might undertake with any of their affiliates, such as Paramount or PBI, which transaction might be on terms less favorable than could be available from third parties.

We have never paid dividends and do not intend to pay cash dividends.

We have never paid dividends on our common stock and currently do not anticipate paying cash dividends on our common stock for the foreseeable future. Consequently, any returns on an investment in our common stock in the foreseeable future will have to come from an increase in the value of the stock itself. As noted above, the lack of a market for our common stock will make it difficult to value and sell our common stock. While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

Upon the effective time of this Securities Act registration statement, there will be a significant number of shares of our common stock eligible for sale, which could depress the price of our stock.

As of July 31, 2006, we had 3,560,000 shares of common stock outstanding, not including the 5,587,068 shares of Series A convertible preferred stock that converted into 5,587,068 shares of common stock on                     , 2006, the day the registration statement was declared effective, and not including the 537,296 shares of common stock issuable upon the exercise of warrants held by the selling stockholders. The 8,362,852 shares of common stock that may be sold by the selling stockholders under this prospectus will be freely tradeable without restriction or further registration under the federal securities laws unless purchased by our affiliates. If these or other stockholders sell substantial amounts of our common stock, whether privately or in a public market, if one were to develop, or, if the market perceives that these sales may occur, the price of our common stock might decline. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock.

Investors could lose confidence in our financial reports, and our stock price might be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

As a non-accelerated filer with a fiscal year end of December 31, we must first begin to comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal year ending December 31, 2007. We cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal controls over financial reporting are operating effectively. If our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls, investors could lose confidence in our financial reports, and our stock price might be adversely affected. In addition, remedying any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm might identify, could require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we might implement to remedy any such deficiencies would effectively mitigate or remedy such deficiencies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. In some cases, you can identify forward-looking statements by terminology such as “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate,” “project”, “predict”, “intend”, “potential” or the negative of such terms or other similar expressions.

The forward-looking statements reflect our current expectations and views about future events and speak only as of the date the statements were made. The forward-looking statements involve known and unknown risks, uncertainties and other factors which might cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results might be materially different from what we expect. We might not update the forward-looking statements, even though our situation might change in the future, unless we have obligations under U.S. federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the forward-looking statements by these cautionary statements.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders, including shares of common stock acquired by the selling stockholders upon the exercise of warrants to purchase an aggregate of 537,296 shares of common stock held by the selling stockholders. In the event that all of the warrants to purchase the 537,296 shares of common stock are exercised, we would receive proceeds of $2,102,954. We will incur all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that, for the foreseeable future, any earnings will be retained for development and expansion of our business and, consequently, we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends. Any decision to pay cash dividends will be based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

MARKET FOR OUR COMMON STOCK

Our common stock is not currently listed or quoted and has never been listed on any exchange or quoted by any service. Through July 31, 2006, to our knowledge, there have been no trades among our stockholders.

We intend to have our common stock quoted on the Over-the-Counter Bulletin Board, or OTCBB, a regulated quotation medium that is administered and regulated by the National Association of Securities Dealers, Inc., or NASD. Quotation on the OTCBB can only be made upon application by a broker-dealer registered with the NASD. We cannot assure you that we will be successful in having a broker-dealer file an application for our common stock or that an application, if filed, would be approved.

As of July 31, 2006, the number of record holders of our common stock was approximately 78 and the number of record holders of our Series A convertible preferred stock was approximately 152, all of whom became holders of our common stock upon the conversion of all of the outstanding shares of our Series A preferred stock on                     , 2006, the date the registration statement of which this prospectus is a part became effective.

SELECTED FINANCIAL DATA

Selected Financial Data

The table that follows sets forth certain financial data of our company. We derived the summary financial data as of December 31, 2004 and December 31, 2005 and data for the year ended December 31, 2005 and the period from March 24, 2004 (inception) to December 31, 2004 from our audited financial statements included elsewhere in this prospectus. We have included data as of March 31, 2005 and March 31, 2006 and data for the three months ended March 31, 2005 and March 31, 2006 from our unaudited financial statements included elsewhere in this prospectus.

	Three Months Ended March 31,		Year ended December 31, 2005	Period from March 24, 2004 (inception) to December 31, 2004
	2006	2005
Statement of Operations Data:
Operating expenses:
Research and development	$1,077,118	$654,778	$3,628,390	$168,591
General and administrative	564,791	189,611	1,656,193	199,966
Total operating expenses	$1,641,909	$844,389	$5,284,583	$368,557
Operating loss	$(1,641,909)	$(844,389)	$(5,284,583)	$(368,557)
Interest expense (includes amortization of debt discount and change in fair value of warrant liability)	(177,301)	(5,452)	(410,573)	(5,784)
Interest income	1,165	—	16,217	—
Net loss	$(1,818,045)	$(849,841)	$(5,678,939)	$(374,341)
Basic and diluted net loss per share	$(0.51)	$(0.28)	$(1.83)	$(0.12)
Shares used to compute basic and diluted net loss per share	3,560,000	3,002,100	3,107,338	3,002,100

	At March 31, 2006	At December 31, 2005	At December 31, 2004
Balance Sheet Data:
Cash	$105,518	$133,594	$22,734
Working capital (deficiency)	$(7,291,427)	$(4,039,229)	$(27,445)
Total assets	$387,452	$500,305	$31,622
Deficit accumulated during the development stage	$(7,871,325)	$(6,053,280)	$(374,341)
Total stockholders’ deficiency	$(7,023,093)	$(5,133,851)	$(374,341)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is presented to assist in understanding our financial condition and results of operations for the period from March 24, 2004 (inception) to December 31, 2004, the year ended December 31, 2005 and the three months ended March 31, 2006. This discussion contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus. These risks could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Overview

Since our inception in March 2004, we have focused our efforts and resources primarily on acquiring and developing our current pharmaceutical technologies, INNO-105, INNO-305 and INNO-406, raising capital and recruiting personnel. We are actively pursuing the acquisition of other pharmaceutical products for development. We are a development stage company and have no product sales to date and we will not receive any product sales until we receive approval from the FDA or equivalent foreign regulatory authorities to begin selling our pharmaceutical candidates. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of INNO-406 until the first half of 2008, INNO-305 until the first half of 2009 or INNO-105 until the second half of 2009. Drug development is an expensive effort, and the expenses related to the research and development of our current candidates, INNO-105, INNO-305 and INNO-406, will be significant from now through their anticipated approval. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue to increase. Accordingly, our success will depend not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Through March 31, 2006, our major source of working capital has been proceeds from a private sale in June 2005 of our senior convertible promissory notes and advances from a related party under the future advance promissory note.

Need for Operating Funds

To date, we have not generated any revenues from operations. At March 31, 2006, we had cash on hand of $105,518. We expect to continue to incur losses for the foreseeable future. As a result of our financial position, we have received a “going concern” opinion from our auditors on their audit of our financial statements as of December 31, 2005. We will need additional equity or debt financing or will need to generate revenue from the licensing of our product candidates or by entering into strategic alliances to be able to sustain our operations until we can achieve profitability and positive cash flows.

Lack of Revenue

We had not generated any revenue from any source through March 31, 2006 and we do not expect to generate revenue within the foreseeable future. We might never be able to generate revenue. None of our existing product candidates is expected to be commercially available until 2008 at the earliest, if at all.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. Our significant accounting policies are more fully described in Note 1 to the condensed financial statements included in this report. The following accounting policies are critical to fully understanding and evaluating our financial results.

Research and Development Expense

Research and development expenses consist primarily of costs associated with determining feasibility, licensing and pre-clinical and clinical testing of our licensed pharmaceutical candidates. These costs include fees paid to consultants and outside service providers for drug manufacture and development, legal expenses and other expenses. We expense our research and development costs as they are incurred.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses for such personnel, consulting and professional fees and other corporate expenses, including general legal expenses.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. On an ongoing basis, management evaluates their estimates and judgments. Management bases estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results might differ from these estimates under different assumptions or conditions.

Accounting for Stock-Based Compensation

We account for restricted common stock issued to our employees using the fair value method of Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Accounting for Stock-Based Compensation and Related Interpretations,” or SFAS 123(R). In determining the fair value of the shares of restricted stock we issued in 2005, we considered, among other factors, (1) the advancement of our technology, (2) our financial position and (3) the fair value of our common stock as determined in arm’s-length transactions. Our results include non-cash compensation expense as a result of the issuance of the restricted common stock utilizing this method. We expect to record additional non-cash compensation expense in the future, which might be significant, particularly if our stock price increases.

We account for stock options granted to non-employees on a fair value basis in accordance with SFAS 123(R), “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force, or EITF, Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Any options issued to non-employees are recorded in the financial statements using the fair value method and then amortized to expense over the applicable service periods. As a result, the non-cash charge to operations for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the fair value of the options.

We account for the value of warrants and the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the-money at the commitment date pursuant to the consensuses for EITF Issue No. 98-5, EITF Issue No. 00-19 and EITF Issue No. 00-27. Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants or any other detachable instruments included in the exchange. The fair value of the warrants is allocated to warrant liability and to debt discount, which is charged to interest expense over the term of the debt instrument. The warrant liability is adjusted to its fair value at the end of each reporting period. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved. Since the warrants associated with the senior convertible notes were exercisable into an indeterminable number of common shares, we have determined that under the guidance of EITF 00-19, we could not conclude that we had sufficient authorized and unissued shares to net-share settle any warrants or options issued to non-employees. Therefore, we have classified the fair value of all vested warrants and options issued to non-employees as a liability. The fair value of all vested warrants and options, determined using a Black-Scholes option pricing model for each individual security, outstanding as of March 31, 2006 was $676,194 and is included in warrant liability in the condensed balance sheet as of that date. Such warrants and options will be re-measured at each reporting period and the gain or loss from the change in fair value of the warrant liability will be included in operations. Upon the completion of our Series A convertible preferred stock financing in June 2006, our warrant liability has been reclassified to additional paid-in capital and is no longer remeasured at each reporting period. See “Subsequent Events.”

Results of Operations

Three Months Ended March 31, 2006 and 2005

Research and development expense. For the three months ended March 31, 2006, research and development expense was $1,077,118 as compared to $654,778 for the three months ended March 31, 2005. The increase was primarily due to the addition of two products licensed in December 2005.

General and administrative expense. For the three months ended March 31, 2006, general and administrative expense was $564,791 as compared to $189,611 for the three months ended March 31, 2005. The increase was due primarily to the cost associated with several new employees hired subsequent to March 31, 2005.

Interest expense. For the three months ended March 31, 2006, interest expense was $177,301 as compared to $5,452 for the three months ended March 31, 2005. The increase was due to the increase in borrowings related to the future advance promissory note issued to Paramount, the issuance of the 5% senior convertible notes in June 2005, amortization of debt issuance costs and debt discount related to the senior convertible notes offset by a gain due to the change in value of the warrant liability.

Net loss. Net loss for the three months ended March 31, 2006 was $1,818,045 as compared to $849,841 for the three months ended March 31, 2005. The increase in net loss was attributable to the research related to INNO-105, INNO-305 and INNO-406, and general and administrative expenses related to increase headcount.

Year Ended December 31, 2005 Compared to Period from March 24, 2004 (Inception) to December 31, 2004

General and administrative expense. For the year ended December 31, 2005, general and administrative expense was $1,656,193, which consisted primarily of payroll expense of approximately $694,000, recruiting fees of $115,000, professional fees of $266,000, rent expense of $157,000 and relocation expense of $72,000. Payroll expense, recruiting expense and relocation fees were related to the hiring of our head of Business Development in March 2005 and Chief Medical Officer in April 2005. We entered into an office lease in March 2005. For the period from inception to December 31, 2004, general and administrative expense was $199,966, which consisted mainly of payroll expense of approximately $170,000 and $30,000 of general expenses related to starting our company.

Research and development expense. For the year ended December 31, 2005, research and development expense was $3,628,390, which consisted primarily of a $750,000 license fee paid to Penn State in March 2005 to acquire the rights to INNO-105, $802,000 of research and development costs related to INNO-105, a $200,000 license fee paid to Memorial Sloan-Kettering Cancer Center to acquire the rights to INNO-305 and a $1,492,000 license fee (consisting of a cash payment of $600,000 and the issuance of 400,000 shares of our common stock) paid to Nippon Shinyaku to acquire the rights to INNO-406. For the period from inception to December 31, 2004, research and development expense was $168,591, consisting mainly of a $100,000 lock up fee paid to Penn State in September 2004, and $69,000 of related patent due diligence expense.

Interest expense. For the year ended December 31, 2005, interest expense was $410,573, which consisted of $67,000 related to the future advance promissory note issued to PBI in June 2004, $56,404 related to the issuance of the 5% senior convertible notes in June 2005 and amortization of $123,672 of debt issuance costs and $178,626 of debt discount for the year ended December 31, 2005. For the period from inception to December 31, 2004, interest expense was $5,784, related to the future advance promissory note issued to PBI in June 2004.

Net loss. Net loss for the year ended December 31, 2005 was $6,053,280 and $374,341 for the period from inception to December 31, 2004. The net loss the year ended December 31, 2005 was attributable to the acquisition and research related to INNO-105 and the acquisition of INNO-305 and INNO-406. The net loss for the period from inception to December 31, 2004 was attributable to the acquisition and research and development related to INNO-105.

Liquidity and Capital Resources

From inception to March 31, 2006, we have incurred an aggregate net loss of $7,821,325, primarily as a result of expenses incurred through a combination of acquisition costs related to INNO-105, INNO-305 and INNO-406, research and development activities related to INNO-105 and INNO-406 and expenses supporting those activities.

Under the terms of our license agreement with Penn State Research Foundation, or PSRF, for INNO-105, we will be obligated to make 10 milestone payments in the aggregate amount of $26,750,000 to PSRF if we achieve all of those clinical and regulatory milestones. We also must pay $100,000 a year to the Pennsylvania State University College of Medicine pursuant to a sponsored research agreement that runs for the term of the PSRF license agreement. In addition, we may be obligated to pay to Sloan-Kettering Institute for Cancer Research, or SKI, an annual license maintenance fee of $100,000 beginning on the first anniversary of the license agreement for INNO-305, which will be December 15, 2006, and ending on the first commercial sale of INNO-305; we are not required to pay this fee in any year in which we make a milestone payment under the agreement. In the event we achieve certain milestones in connection with the development of INNO-305 and INNO-406, we will be obligated to make clinical and regulatory milestone payments in the aggregate amount of $6,600,000 for INNO-305 and $13,350,000 for INNO-406, pursuant to the terms of their respective license agreements. We intend to fund these payments by raising capital, which will be dependent on the success of our testing of INNO-105, INNO-305 and INNO-406 and any other technologies we might acquire at each stage.

We have financed our operations since inception through debt financing. From inception through March 31, 2006, we had a net increase in cash of $105,518. This increase primarily resulted from net cash provided by financing activities of $5,689,291, of which $2,249,984 was derived from the sale of our senior convertible promissory notes in June 2005. The increase in cash provided by financing activities was offset by net cash used in operating activities of $5,503,238 and net cash used in investing activities of $80,535 for the period from inception to March 31, 2006. We will continue to fund operations from cash on hand and borrowings. The senior convertible promissory notes mature on June 28, 2006. However, we have the option to extend the maturity of the notes, at a less favorable interest rate, to June 28, 2007.

The significant operating and capital expenditures for product licensing and development for INNO-105, INNO-305 and INNO-406 and any future products, including pre-clinical trials and FDA-approved clinical trials, will require additional funding. Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds might not be available on acceptable terms, if at all, and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. We will consider raising additional funds through all viable means, including one or more private placements of common stock, preferred stock or debt or a combination thereof. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs, including any milestone payments.

We will need to raise additional financing to fund our operations during 2006. We will need additional financing thereafter until we can achieve profitability, if ever.

Contractual Obligations and Commitments

The following chart sets forth our contractual obligations and commitments as of December 31, 2005.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long Term Debt Obligations	$2,306,388	$2,306,388	—	—	—
Operating Lease Obligations	1,429,392	209,988	629,964	589,440	—
Other Long Term Liabilities and Obligations	2,920,053	473,284	1,746,769	300,000	400,000

Total	$6,655,833	$2,989,660	$2,376,733	$889,440	$400,000

License Agreements

In the event we achieve certain milestones in connection with the development of INNO-105, we will be obligated to make clinical and regulatory milestone payments in the aggregate amount of $26,750,000 to PSRF in accordance with the terms of our license agreement. In the event we achieve certain milestones in connection with the development of INNO-305 and INNO-406, we will be obligated to make clinical and regulatory milestone payments in the aggregate amount of $6,600,000 for INNO-305 and $13,350,000 for INNO-406. The same is expected to be true for any future drug candidates we might acquire. The development of pharmaceutical product candidates is subject to numerous risks and uncertainties, including, without limitation, the following:

•	risk of delays in or discontinuation of development from lack of financing;

•	our inability to obtain necessary regulatory approvals to market the products;

•	unforeseen safety issues relating to the products; and

•	dependence on third party collaborators to conduct research and development of the products.

Additionally, on a historical basis, approximately 11% of all product candidates that enter human clinical trials are eventually approved for sale. Accordingly, we cannot state that it is reasonably likely that we will be obligated to make any milestone payments under our current or any future license agreement.

Under our license agreement for INNO-105, we will be obligated to make a cash milestone payment upon the first dosing of a patient in the Phase II study, should that study begin. We have additional milestones payment obligations upon the achievement of other clinical as well as regulatory milestones. If we meet all of the milestones, we must pay an aggregate of $26,750,000. We also are obligated during the term of the PSRF license agreement to fund an annual $100,000 sponsored research payment to the Pennsylvania State University College of Medicine. In addition, we may be obligated to pay to SKI an annual license maintenance fee of $100,000 beginning on the first anniversary of the license agreement for INNO-305, which will be December 15, 2006, and ending on the first commercial sale of INNO-305; we are not required to pay this fee in any year in which we make a milestone payment under the agreement. In the event we achieve certain milestones in connection with the development of INNO-305 and INNO-406, we will be obligated to make clinical and regulatory milestone payments in the aggregate amount of $6,600,000 for INNO-305 and $13,350,000 for INNO-406, pursuant to the terms of their respective license agreements.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. We will need to raise additional financing to fund our operations during 2006 and beyond.

However, the actual amount of funds we will need to operate, both through March 2007 and thereafter, is subject to many factors, some of which might be beyond our control. These factors include the following:

•	the progress of our research activities;

•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	our ability to achieve our milestones under licensing arrangements;

•	opportunities to sub-license our existing compounds to others;

•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the costs and timing of regulatory approvals.

We have based our estimate on assumptions that might prove to be incorrect. We might need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We might seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we might not be able to carry out our business plan. As a result, we might have to significantly limit or terminate our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for 2006 is to continue implementing our business strategy, including the clinical development of our compounds, INNO-105, INNO-305 and INNO-406. We also are actively exploring the feasibility of other compounds and intend to expand our drug candidate portfolio by acquiring additional drug technologies for development. We expect our principal expenditures through December 31, 2006 to include:

•	operating expenses, including general and administrative and business development expenses;

•	product development expenses, including the costs incurred with respect to applications for and implementation of our clinical trials for INNO-105 and pre-clinical and clinical trials for INNO-305 and INNO-406; and

•	expenses for the possible acquisition of one or more compounds we would like to acquire and develop in an oncology indication.

As part of our planned expansion, we anticipate hiring additional scientific and administrative staff if and when we license an additional product candidate. In addition, we intend to use third parties to perform our clinical studies and manufacturing for any newly acquired product candidates.

Research and Development Projects

Phase I clinical trials for INNO-105, which began in November 2005, will involve an estimated 24 patients. The primary purposes for this study are to evaluate the safety of INNO-105 when administered intravenously to patients with solid tumors and who have failed curative or survival prolonging therapy or for whom no such therapies exist, establish the maximum tolerated dose, and identify dose limiting toxicities.

We intend to conduct a Phase I clinical study of INNO-305 to determine safety and efficacy. This study is expected to begin in the third quarter of 2006.

Our Phase I clinical trial of INNO-406, which began in July 2006, will involve up to 100 patients. The primary purposes of this study are to evaluate the safety, tolerability, pharmacokinetics and preliminary efficacy of INNO-406 in adult patients with imatinib-resistant or intolerant Philadelphia positive (Ph+) leukemia or relapsed/refractory Ph+ acute lymphocytic leukemia, or ALL.

Since our business does not generate any cash flow, however, we will need to raise additional capital to continue development of INNO-105, INNO-305 and INNO-406, as well as any other compound we might acquire. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to sublicense our rights to INNO-105, INNO-305 or INNO-406 or abandon our development efforts altogether, any of which would have a material adverse effect on the prospects of our business. Further, our assumptions relating to the expected costs of development and timeframe for completion are dependent on numerous factors other than available financing, including unforeseen safety issues, lack of effectiveness, and significant unforeseen delays in the clinical trial and regulatory approval process, any of which could be extremely costly.

Off-Balance Sheet Arrangements

At March 31, 2006, we did not have any off-balance sheet arrangements.

Qualitative and Quantitative Disclosure About Market Risk

Due to the nature of our short-term investments and our lack of material debt, we have concluded that we face no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

Subsequent Events

As of June 15, 2006, we received an additional $1,540,000 under the future advance promissory note issued to PBI and an entity related to the sole shareholder of Paramount to fund operations.

On June 29, 2006, we raised gross proceeds of $13,521,277 through the private placement of 3,414,464 shares of our $0.001 par value Series A convertible preferred stock at a price per share equal to $3.96. Each share of Series A convertible preferred stock is convertible into one share of our common stock. In connection with the private placement, we issued warrants to the placement agents and their designees to purchase an aggregate of 341,446 shares of our common stock with an exercise price of $4.36.

As a result of the stock sale, the senior convertible notes that we issued in June 2005 with an aggregate amount of principal and accrued interest of $2,364,415 automatically converted into 796,086 shares of Series A convertible preferred stock. In addition, each purchaser of the senior convertible notes received a warrant to purchase shares of common stock in an amount and with an exercise price to be determined in the next qualified financing round. As a result of the stock offering, we issued to the holders of the notes warrants to purchase an aggregate of 85,227 shares of our common stock with an exercise price of $4.36 per share.

Also as a result of the stock sale, the future advance promissory note that we issued to PBI in June 2004 with an aggregate amount of principal and accrued interest of $4,073,390 automatically converted into 1,028,634 shares of Series A convertible preferred stock and the future advance promissory note that we issued to an entity related to the sole shareholder of Paramount with an aggregate amount of principal and accrued interest of $1,377,621 automatically converted into 347,884 shares of Series A convertible preferred stock.

The Series A convertible preferred stock will convert into shares of common stock automatically upon the effectiveness of the registration statement of which this prospectus is a part and that we are required under the terms of the Series A convertible preferred stock financing to file with the SEC by August 28, 2006. In the event we do not comply with the filing and effectiveness deadlines required by the registration rights we granted to the Series A investors, we would be required to pay liquidated damages that would not exceed 12% of the aggregate purchase price paid by the Series A investors.

As part of the Series A convertible preferred stock financing, we amended and restated our certificate of incorporation to create the Series A convertible preferred stock. The amended and restated certificate of incorporation increased our authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares, all of which preferred shares are designated as Series A convertible preferred stock, $0.001 par value per share.

BUSINESS

Overview

Innovive Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of compounds for the treatment of cancer. We currently have three products in development; INNO-105, INNO-305 and INNO-406.

INNO-105 is a pentapeptide that we licensed from the Pennsylvania State University, or PSU, in March 2005. Pre-clinical data compiled by the Hershey Medical Center at PSU demonstrates that INNO-105 binds with a receptor on certain cancer cells, thereby inhibiting cancer cell growth. Based on these pre-clinical data, as well as data derived from a PSU Phase I study of patients with pancreatic cancer, we intend to develop INNO-105 as an anti-cancer agent in pancreatic cancer. We began our own Phase I clinical study with INNO-105 in November 2005 and the study is ongoing.

INNO-305 is a WT1 immunotherapeutic that we licensed from the Memorial Sloan Kettering Cancer Center in December 2005. Pre-clinical data suggests that the multi-peptide therapy may be used to treat certain solid tumors and certain leukemias including acute myelogenous leukemia. We believe that INNO-305 may be able to overcome many of the challenges that other cancer vaccines have faced for several reasons including its ability to target WT1. Additionally, the literature indicates that leukemia responds favorably to treatment with similar compounds. Moreover, we believe we will be able to manufacture INNO-305 on a commercial scale, whereas other cancer vaccines in clinical trials have demonstrated to be difficult or cost-inefficient to manufacture in commercial quantities. We plan to enter the clinic with INNO-305 in the third quarter of 2006.

INNO-406 is a small molecule that we licensed from Nippon Shinyaku in December 2005. We believe pre-clinical data demonstrate that INNO-406 significantly inhibits both the Bcr-Abl/Lyn dual tyrosine kinase and the Lyn kinase, the activation of which we believe signals healthy cells to become cancerous. Our data suggests that the product has application in Gleevec™ refractory chronic myelogenous leukemia as the predominant forms of resistance come about due to Bcr-Abl amplification, Bcr-Abl point mutations and up-regulation of other pathways such as Lyn. Preclinical findings suggest that this product candidate is active against and targets cells exhibiting Bcr-Abl and Lyn activation thus giving INNO-406 a competitive profile versus other compounds being developed for this disease. We began our Phase I clinical study with INNO-406 in July 2006 and the study is ongoing.

We intend to leverage our development infrastructure by acquiring and developing additional clinical candidates in the areas of oncology and hematology. In addition, we plan to develop and commercialize our product candidates. Our success will depend on the clinical and regulatory success of our product candidates, which we are just beginning to develop, and our ability to retain on commercially reasonable terms financial and managerial resources of which we currently have only a limited amount. To date, we have not received regulatory approval for any of our product candidates nor have we derived any revenues from their sale.

We believe we have sufficient funds to finance our operations through March 2007. Thereafter, the development of our product candidates will be contingent on raising sufficient capital to continue to pursue pre-clinical and clinical trials and, thereafter, the successful testing of each compound. Without additional capital, we will not be able to pursue development of our product candidates.

We have retained a management team with core competencies and expertise in numerous fields, including research, clinical, regulatory and business development. Our management and advisors are comprised of experienced pharmaceutical and biotechnology industry veterans and respected experts. We are led by our Chief Executive Officer, Steven Kelly, an industry veteran who has over 18 years of pharmaceutical experience

We were incorporated on March 24, 2004 under the laws of the State of Delaware under the name Broadway Therapeutics, Inc. We changed our name to Innovive Pharmaceuticals, Inc. on September 20, 2004.

Our executive offices are located at 555 Madison Avenue, 25th Floor, New York, New York 10022 and our telephone number at that location is (212) 716-1810. Unless specifically stated, the information contained on our website in not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Our website address is www.innovivepharma.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically field with or furnished to the SEC.

The Oncology Therapeutics Market

The American Cancer Society estimates that nearly 1.4 million people in the U.S. will be diagnosed with cancer in 2006, excluding basal and squamous cell skin cancers and in situ carcinomas except urinary bladder carcinomas. This is an increase of approximately 12.5% from the 2000 estimated number of new cancer diagnoses of approximately 1.2 million in 2000. We believe this growth rate is unlikely to decrease in the foreseeable future as the causes of cancer are multiple and poorly understood.

Despite continuous advances made in the field of cancer research every year, there remains a significant unmet medical need as the overall five-year survival rate for a newly diagnosed cancer patient averages 64% according to the American Cancer Society. According to that same source, in 2004, cancer was the second leading cause of mortality in the U.S. behind heart disease. The American Cancer Society estimates that one in four deaths in the U.S. is due to cancer.

One of the main treatments for cancer is chemotherapy. There is often, however, a significant debilitating effect resulting from chemotherapy treatment or lingering morbidity associated with the chemotherapy treatment of cancer. Our goal is to develop compounds that can lengthen survival times and improve the quality of life of patients and cancer survivors.

Even though there are a large number of patients, the treatment and management of cancer is performed by a limited number of professionals. According to information contained in a 2005 report of the American Medical Association, approximately 8,700 physicians treat the majority of cancer patients in the U.S. We plan to reach this prescriber base using a relatively small commercial infrastructure that we intend to develop in the future by either hiring internally or contracting with one or more third-party entities with an established sales force. These development plans are dependent on our raising additional capital, the success of INNO-105, INNO-305 and INNO-406 and any technologies we might acquire in the future, and successful negotiation of commercial relationships for the commercialization of INNO-105, INNO-305 and INNO-406 and any technologies we might acquire in the future, none of which we have completed to date. We believe, however, assuming the efficacy and safety of INNO-105 and any other technology we might acquire, that our experienced management team will enable us to raise the capital and establish the commercial relationships necessary for our success.

INNO-105 (Opioid Growth Factor, OGF and [Met5]-enkephalin)

Overview

INNO-105, also known by the terms Opioid Growth Factor and [Met5]-enkephalin, which we refer to collectively as OGF, is a naturally occurring molecule formed in the human body. Specifically, it is an endogenous five amino acid peptide of the sequence Try-Gly-Gly-Phe-Met. Based on pre-clinical and clinical research discussed below, INNO-105 binds with a unique cellular target initially termed the z receptor and recently renamed the OGF receptor, or OGFr. Unlike the “classical” opioid receptors (µ, d and k) that are located primarily in the central nervous system and primarily regulate the sensation and management of pain, OGFr has a unique physical structure that is located on the surface of the cell nucleus in a variety of bodily tissues and appears to have a primary effect in the regulation of cell growth. OGFr has been found on pancreatic adenocarcinoma, head and neck squamous cell carcinoma, colon cancer, renal cell carcinoma, and neuroblastoma, among others. Because OGFr is found in various cancer cells, we believe INNO-105’s ability to bind with OGFr might make it an effective target in cancer therapy and hope to prove this in our planned clinical trials.

Prior pre-clinical and clinical research conducted at the Hershey Medical Center and discussed below indicates that INNO-105 inhibits cell growth and division by interacting with OGFr. We are not aware of any other endogenous opioid that interacts with OGFr. This unique interaction led to the discovery of the properties of the OGF-OGFr system. In several animal experiments, it was demonstrated that the OGF-OGFr system regulated cell growth. Based on the Hershey Medical Center’s prior pre-clinical and clinical research and our own pre-clinical research, we believe that INNO-105’s interaction with OGFr leads to a lengthening of the time it takes for a cell to divide; in other words, it leads to inhibition of cell growth. Cancerous tumors develop when cells randomly continue to rapidly divide. By inhibiting the time it takes for a cancer cell to divide, we believe that INNO-105 can slow the growth of a cancerous tumor.

The Hershey Medical Center’s prior pre-clinical and clinical research also indicates that INNO-105 has a side effect profile different from that of chemotherapy, which should enable it to be administered in conjunction with chemotherapy. For example, many conventional chemotherapy agents can cause hair loss, nausea, vomiting, diarrhea and low red blood cell, white blood cell and platelet counts. In contrast, in the Hershey Medical Center clinical study, INNO-105 caused only minor side effects such as generalized flushing, temporary facial numbness and mild nausea.

This pre-clinical and clinical data is discussed in detail below. Although unproven, based on this pre-clinical and clinical data, we believe that INNO-105’s apparently unique tumor-inhibiting qualities and lower side effect profile compared to chemotherapy might be useful when administered alone or in combination with chemotherapy as a means of improving the clinical outcomes for pancreatic cancer patients. We intend to prove these qualities of INNO-105 and its efficacy as an anti-cancer treatment for pancreatic cancer in our planned clinical studies.

Pre-clinical Data

Dr. Ian S. Zagon of Hershey Medical Center at the Pennsylvania State University conducted a series of pre-clinical studies from 1999 through 2005 to prove the hypothesis that increased INNO-105 will inhibit cell growth. Each experiment involved injecting cancer cells from human tumors under the skin of mice so that a human cancer tumor would grow. INNO-105 was then given to the mice to determine whether it could have an effect on the implanted tumor. The first experiment used the MiaPaCa-2 pancreatic adenocarcinoma cell line to grow a human pancreatic cancer tumor in the mice. Four groups of 20 nude mice each were implanted with

MiaPaCa-2 tumor cells and tumor growth was measured over the following 50 days. The four groups were: control, INNO-105 alone (10 mg/kg daily), gemcitabine (a commonly used chemotherapy agent) given alone (150 mg/kg every three days) and INNO-105 combined with gemcitabine (same regimens). As can be seen in Figure 1, the INNO-105 mice had a significant inhibitory effect on tumor growth over the control group (p‹0.05), nearly to the extent of gemcitabine alone. In addition, the combination of INNO-105 and gemcitabine had a significant additive effect on tumors as compared to the mice that were given INNO-105 or gemcitabine alone (p‹0.05). For reference, a “p” value is a statistical test that refers to the likelihood that the observed difference between two values is due to chance. For example, in these two studies, there is less than a 5% probability that the difference between two values is due to chance and conversely there is a 95% probability that the observed difference is real.

A second study was conducted by Dr. Zagon using a squamous cell head and neck cancer cell line, SCC-1. The four groups in this study were: control, INNO-105 (10 mg/kg daily), a commonly used chemotherapy agent paclitaxel (Taxol) (8 mg/kg every two days) and INNO-105 plus paclitaxel (Taxol) (same regimens). As can be seen in Figure 2, results of this experiment were similar to the pancreas study discussed above.

Figure 1. Daily Measurement of MiaPaCa-2 Tumor Growth in Nude Mice

As shown in Figure 2, all three groups had a significant reduction in tumor volume versus control (p‹0.05). Additionally, the combination of INNO-105 and Taxol resulted in a supra-additive decrease in cell growth; however, these results were not statistically significant. This study was confounded in part due to the lethality of the paclitaxel regimen. Nineteen of the 20 mice receiving Taxol had expired before the final measurement. Yet, only one of the INNO-105 plus Taxol mice expired.

Figure 2. SCC-1 Tumor Growth in Nude Mice

Based upon our review of the results of both studies, we believe the studies demonstrate that the mice receiving a combination regimen of either INNO-105 and gemcitabine or INNO-105 and paclitaxel were healthier, were able to maintain normal body weight and survived longer versus those receiving the chemotherapy agent alone (Table 1). We believe this implies that INNO-105, whether used alone or as part of a combination therapy, offers protection against certain side effects of chemotherapy, and in particular, may be of benefit in reducing cachexia or “wasting,” which traditionally is a significant side effect in the treatment of cancer patients. We hope to prove INNO-105’s efficacy in our planned clinical studies, which we discuss under the heading “Development Plan.”

Table 1. Characteristics of mice after 50 day study

Parameter	Pancreas Model				Head and Neck Model
	Control	INNO-105	Gem	INNO-105 + Gem	Control	INNO-105	Taxol	INNO-105 + Taxol
Body Weight	33.3 g	31.4 g	27.4 g	30.3 g	31.6 g	32.0 g	22.6 g	31.8 g
Tumor weight	5.5 g	3.5 g	2.4 g	0.8 g	2.4 g	1.7 g	N.A.*	0.9 g

*	Data not available as only one mouse was alive on day 50.

Clinical Data

A Phase I clinical study in pancreatic cancer conducted by Dr. Jill P. Smith of Hershey Medical Center at Pennsylvania State University and reported in 2004, evaluated the maximum tolerated dose, or MTD, of single agent INNO-105. There were two phases to the study. First, in an acute phase, nine patients received escalating dose levels including 25, 50, 75, 100, 150, 200, and 250 mcg/kg over a 30-minute IV infusion. During this phase, 250 mcg/kg was established as the MTD with grade III hypotension as the dose limiting toxicity. It was noted in the subsequent phase that increasing infusion time to 45 minutes eliminated this adverse event. We plan to further explore this potential new dosing regimen in subsequent clinical trials.

The second phase of the study was to evaluate the MTD in a chronic setting. Sixteen patients received the study drug until progression or death, three of whom had continued on from the acute phase of the study. The remaining six patients from the acute phase of the study did not continue due to disease progression or death unrelated to OGF treatment. Ten of the 16 patients received an IV infusion of 250 mcg/kg weekly and six subjects received subcutaneous dosing of 50 mcg/kg twice daily. In total, we believe the data suggests that there was one partial response (6%), 10 stable disease (63%) and five progressions (31%). Mean survival from time of diagnosis was nine months (range two to 23 months). Historical survival figures for gemcitabine alone are approximately six months. An improvement to nine months overall survival would represent a 50% improvement over chemotherapy alone. We caution that this was not a comparative study and this comparison is based upon presumption only; however, if we can validate the data in larger studies, we may be able to demonstrate that treatment with INNO-105 would offer a significant improvement over the current standard of care for pancreatic cancer. We hope to prove INNO-105’s safety and efficacy in our planned clinical studies, which we discuss under the heading “Development Plan.”

A single agent, open label, Phase II study in gemcitabine refractory pancreatic cancer patients was initiated in February 2004 by Dr. Jill Smith and is ongoing at the Hershey Medical Center. The target enrollment number for this study is 50 patients. As of June 30, 2006, 19 patients have been enrolled and have received or are receiving a weekly IV infusion of 250 mcg/kg of INNO-105.

Development Plan

Our current development plan is to evaluate INNO-105 activity as an anti-cancer agent in pancreatic cancer. Assuming we can confirm INNO-105’s activity, we intend to expand our research toward other tumor types such as squamous cell head and neck cancer, colon cancer, neuroblastoma, and small cell lung carcinoma. We will select what we believe is the most appropriate tumor type for research.

Our proposed studies in pancreatic cancer are outlined below, all of which are subject to approval by the U.S. Food and Drug Administration, or FDA, as well as positive results in each study and sufficient financing:

•	IND filing: On September 2, 2005, we filed an investigational new drug application, or IND, with the FDA for a Phase I clinical study for INNO-105 in previously treated, advanced cancer patients. The FDA allowed the IND on September 29, 2005.

•	Phase I: In November 2005, we began the Phase I study to establish INNO-105 MTD as a single agent over a one hour infusion (n=approximately 24 patients). The Mary Crowley Medical Research Center in Dallas, Texas, and the Greenbaum Cancer Center at the University of Maryland in Baltimore are the two study sites. Casey Cunningham, M.D. and Edward Sausville, M.D., PhD. are the co-primary investigators. We expect this study to take approximately 12 months to complete. We might not complete patient enrollment within this time, if at all. Further, we might not identify the MTD using only 24 patients.

•	Phase II: Pending a successful Phase I trial, we anticipate being able to initiate in the fourth quarter of 2006 a randomized Phase II study in pancreatic cancer comparing INNO-105 to best supportive care in gemcitabine refractory pancreatic cancer patients. We anticipate opening approximately 15 clinical sites and enrolling approximately 60 patients with an enrollment period of what we currently believe will be between six to nine months. We currently expect interim results in the second quarter of 2007 and final results in the fourth quarter of 2007. We might not be able to initiate 15 trial sites or complete the study within this timeframe, if at all. Further, we might not see evidence of safety or efficacy.

If the interim results from the Phase I and Phase II trials are positive, we plan to design and conduct a Phase III trial. If that Phase III trial is positive, we would anticipate filing a new drug application, or NDA, with the FDA. We do not expect INNO-105 to be commercially available until late 2009 or early 2010, if at all.

We have not identified any studies for other potential indications at this time. We plan to wait to see evidence of INNO-105 activity in the pancreatic cancer Phase I and II trials before initiating any clinical studies for other indications.

INNO-305

Immunotherapy Overview

Immunotherapy, simply, is the use of an external substance to stimulate an individual’s immune system with the intent of fighting off a corresponding disease. The immune system is composed of a network of immune cells that include T lymphocytes (T cells) and B lymphocytes (B cells). There are also specific subtypes of each. For example, two kinds of T cells are the cytotoxic cells (CTL) and the helper T cells (HTL). Each has a specific role to play in fighting off disease. CTLs are the part of the immune system that is programmed to identify and kill cells that contain a specific antigen. HTLs are a different part of the immune system that release chemical messengers called cytokines that recruit other immune cells to the site of attack. HTLs also help CTLs do their job. Immunotherapy, generally, harnesses these different parts of the immune system to assist the body in warding off disease.

Commonly recognized examples of immunotherapy include childhood immunizations, where children receive vaccines against measles, mumps, and rubella among others. In these cases, weakened or inactivated viruses are injected into the body and become recognized by the immune system as foreign antigens and therefore candidates for elimination. If the individual is subsequently exposed to this virus, the immune system knows to eliminate it before it becomes a potential health threat.

Cancer immunotherapy works in a similar way. Cancerous cells or small proteins known to be part of cancerous cells are introduced to the body in the hope of generating an immune response against the particular cancer.

INNO-305 (WT1) Immunotherapy

Wilms tumor protein, or WT1, is a well known and well characterized protein found in the human body. WT1 is normally produced at the embryonic stage of human development and, as people age, expression of the protein is reduced and nearly eliminated. In normal adults, WT1 is present but at very low levels. However, in the case of certain cancers including, acute myelogenous leukemia, or AML, chronic myelogenous leukemia, non-small cell lung cancer and mesothelioma, the protein is found in very high levels. Because normal levels of WT1 are low and cancer levels of WT1 are high, we believe WT1 is an attractive target for cancer immunotherapy.

In collaboration with David Scheinberg, M.D., Ph.D. at the Memorial Sloan-Kettering Cancer Center, New York, New York, we have designed a series of four small protein fragments or peptides that mimic different parts of the whole naturally occurring WT1. The intent is to administer these peptides, designated as INNO-305, and to stimulate the immune system—specifically the T cell response—to recognize WT1 as foreign and kill the cells that contain and produce WT1. Two of the peptides are designed to activate CTLs and the other two are designed to activate the HTLs. We believe this dual modality activation of the immune system will lead to an enhanced immune response against the native WT1 protein, however, we have not proven this. The immunotherapy peptides that we believe will activate the HTLs and CTLs include both normal and slightly altered fragments from the WT1 protein, so called heteroclitic peptides. Heteroclitic peptides are designed to interact with CTLs much more efficiently than normal protein fragments, thereby activating the immune system in a more robust fashion.

Our initial disease target for INNO-305 is AML. AML is a disease of the white cells of the blood. Abnormal white cells or leukemic blasts grow in the blood and bone marrow leading to anemia, bruising, bleeding and infections. As the leukemic blasts highly express WT1, we believe that INNO-305 has potential as a therapy against AML, although this has not been proven. WT1 expression is not limited to AML. Other tumors that express high levels of WT1 include non-small cell lung cancer, mesothelioma, gliomas, multiple myeloma and ovarian cancer. Each of these areas represents potential future indications for INNO-305.

Pre-clinical Data

To date, several peptides taken directly from the WT1 protein have been shown in pre-clinical studies to be able to activate CTLs. In these pre-clinical studies, these activated CTLs directly kill WT1-expressing leukemia cells, confirming that the target is present and can be recognized by the immune system in leukemic cells.

These data led us to experiment with a heteroclitic approach. In this approach, normal WT1 peptides are altered by substituting amino acids to make a new fragment that activates CTLs more efficiently. Through numerous pre-clinical assays, we were able to identify two heteroclitic peptides of WT1 that resulted in much stronger activation than was seen with previously reported WT1 peptides. These two peptides were included in INNO-305.

In addition, there are reports published in Blood and in abstract 5-9 from the 2nd International Conference on WT1 in Human Neoplasia of using larger peptide fragments to stimulate a HTL response against WT1. The reports have shown that these HTLs are capable of directly killing leukemic cells expressing WT1. We have identified two larger peptides that appear efficient at activating HTLs against WT1-expressing leukemic cells. These two larger peptides have also been incorporated in INNO-305.

Clinical Data

INNO-305 has yet to be administered to humans, however, the safety profile and clinical activity of similar but not identical WT1 immunotherapies have been reported in 37 AML patients (Table 1). INNO-305 is designed to activate both CTLs and HTLs unlike the German and Japanese therapies which only stimulate a CTL response, which we believe is a potential disadvantage for these single-stimulation agents.

A team led by Professor Sugiyama of Osaka University, Japan has studied a natural and modified WT1 peptide immunotherapy at Phase I in 13 AML patients and a modified WT1 peptide immunotherapy at Phase II. Of the 13 patients studied at Phase I, nine had an immune response to the immunotherapy. Four of these patients had complete responses of 6, 30+, 31+ and 31 months duration, respectively. In a Phase II study using the modified peptide in eight patients, six patients were in complete remission at the start of study but had high levels of WT1 making them more susceptible to relapse. Following immunotherapy, three of these patients had stabilization of WT1 levels lasting for 6+, 6 and 4 months.

Dr. Anne Letsch and colleagues of Charité Hospital, Berlin, Germany, has administered a natural WT1 peptide to 16 patients with AML (four at Phase I, 12 at Phase II). In two of the Phase I patients with blasts counts of 5-10% on study entry, a complete remission was induced for 6 and 30+ months, respectively. In both patients, raised CTL levels indicated an immune response to the therapy. In the 12 Phase II AML patients, eight out of 12 had an immune reponse to the immunotherapy as measured by raised CTL levels. Two patients with active disease were induced into complete remission for 12 and 30+ months, respectively.

In the first three studies in Table 2, 19 out of 29 patients demonstrated an immune response (immune responses have not yet been analyzed for the fourth study). As a result, we believe that the clinical data suggest that WT1 immunotherapy can successfully generate an immune response, although we need to prove this in clinical studies. If this can be proved, we also hope to prove that INNO-305 can achieve clinically meaningful responses especially in patients with low levels of leukemic disease, which are those patients with durable complete remissions ranging from six to 31 months or more. We believe that prolonged treatment with INNO-305 needs to be explored to determine whether it prolongs survival. We plan to study the effects of prolonged treatment in clinical studies.

Table 2.

Investigator	Country	Disease	Phase	No. of Patients
Letsch et al.	Germany	AML	I	4
Letsch et al.	Germany	AML/MDS	II	12
Sugiyama et al.	Japan	AML	I	13
Sugiyama et al.	Japan	AML	II	8

The clinical benefit of WT1 immunotherapy has also been demonstrated in other diseases including breast cancer, myelodysplasia, glioma and multiple myeloma. Clinical trials are currently being conducted by third parties in some of these disease areas.

Development Plan

Phase I Study. Our current development plan is for Memorial Sloan-Kettering Cancer Center to conduct, on our behalf, a first in-human Phase I study of INNO-305 in patients with AML, myelodysplastic syndrome and lung cancer at Memorial Sloan-Kettering. The purpose of this study will be to identify the safety of the immunotherapy and to determine whether an immune response to INNO-305 is induced and to establish any clinical effect of INNO-305. We believe the study will take approximately six months to complete. We expect to begin the study in the third quarter of 2006. We have identified the principal investigators for the Phase I study at Memorial-Sloan Kettering and have identified suppliers for the quantity of drug needed for the study. Memorial Sloan-Kettering filed, on our behalf, an IND with the FDA on July 28, 2006.

Phase III Pivotal Study. As noted above, data from the Japanese and German researchers shows the potential for the clinical benefit from a WT1 immunotherapy and suggests that INNO-305 will be most effective when there is a low disease burden, such as following positive hematological response in patients with AML, where minimal residual disease may still pose a relapse risk. However, this has not been proven.

Based on our understanding of the data, we plan to move to a pivotal Phase III registration study in elderly patients with AML, comparing the effect on survival between INNO-305 and a placebo control. We have chosen this patient group to study for two reasons. First, they have a high risk of relapse and the eradication of minimal residual disease, or MRD, should improve their survival. Second, the elderly tend to poorly tolerate conventional chemotherapy, which we believe makes a low toxicity therapy such as INNO-305 a desirable therapeutic option. Based on these characteristics, we believe the regulatory authorities will look favorably at a registration study in elderly AML patients. The study should take approximately 24 months to complete and will have a relapse rate at 12 months as the primary endpoint.

INNO-406

Overview of Bcr-Abl Inhibition in CML

Chronic myelogenous leukemia, or CML, is a type of blood cancer that is expected to occur in approximately 4,300 patients a year in the United States. Approximately 95% of CMLs contain a gene known as Bcr-Abl. This gene signals the cells to become cancerous. Bcr-Abl does not exist in normal cells.

In 2001, Novartis AG, a large multi-national pharmaceutical company, won approval in the U.S. for its drug Gleevec. Gleevec is a chemical molecule specifically designed to stop Bcr-Abl from emitting its signals for cell growth. Gleevec proved effective in treating patients with CML by inhibiting Bcr-Abl. Patients remain on Gleevec as chronic therapy. The projected 10-year survival rate for patients with CML has gone from around 35% before the approval of Gleevec in 2001 to around 65% in 2003. Worldwide sales of Gleevec in 2005 were $2.2 billion.

Unfortunately, resistance to Gleevec has begun to occur. Resistance to Gleevec appears to occur due to amplification of the Bcr-Abl gene and in many cases mutations in the Bcr-Abl gene. In other cases, some of the genes that Bcr-Abl signals to turn on are becoming turned on independently of Bcr-Abl, making inhibition of the gene by Gleevec ineffective. Lyn is a member of the Src family of kinases. These kinases are known to be involved in sending out signals that drive cell growth. Lyn has been shown to be one of the genes that is turned on by Bcr-Abl and, in many Gleevec-resistant CMLs, it is known that Lyn is active. Activation of Lyn is therefore suspected of being one of the mechanisms by which cells become resistant to Gleevec.

The development of resistance to Gleevec means that a second generation of drugs is required to treat CML. These new drugs need to be able to inhibit Bcr-Abl even in its mutated form and should also independently turn off some other genes that Bcr-Abl normally activates.

INNO-406

INNO-406 is a novel drug developed by the Japanese pharmaceutical company Nippon Shinyaku. It was specifically designed to overcome the limitations of Gleevec in resistant CML. INNO-406 is roughly 25 to 55 times more potent at inhibiting Bcr-Abl than Gleevec. INNO-406 is also capable of inhibiting many of the mutated forms of Bcr-Abl in CML that are resistant to Gleevec. In addition, INNO-406 is capable of shutting down the expression of the gene Lyn. This ability to shut down the expression of Lyn is independent of INNO-406’s ability to inhibit Bcr-Abl.

We believe that these properties of INNO-406, including its higher potency than Gleevec, the ability to inhibit the mutated forms of Bcr-Abl and the addition of Lyn inhibition, might make it an effective treatment for CML, although none of INNO-406’s effects have been clinically demonstrated.

Pre-clinical Data

In pre-clinical cell-based studies, INNO-406 has consistently been shown to be 25 to 55 times more potent than Gleevec in blocking Bcr-Abl. The potency of INNO-406 extends to a series of Bcr-Abl mutations known to occur in Gleevec-resistant patients. INNO-406 showed good activity against 12 of 13 known mutations tested.

In mice-leukemia models, INNO-406 has been shown to markedly extend the survival of animals implanted with Gleevec-resistant leukemic cells.

In toxicology studies done in mice, rats, and dogs, INNO-406 appeared to be safe and well-tolerated. A dose was described in dogs where no side effects were seen, which we expect to use to calculate a starting dose in humans for our planned clinical trials.

Clinical Data

There are no clinical data to date for INNO-406. We initiated the first human clinical studies with INNO-406 in July 2006. It should be noted however that, in general, pre-clinical results for Bcr-Abl inhibitors in CML have translated well into the clinic.

Development Plan

Our primary focus for the development of INNO-406 is a speed-to-market strategy where we hope to receive accelerated FDA approval of INNO-406 in patients with imatinib-resistant CML. We also might pursue INNO-406 as a treatment for other hematological diseases as well as solid cancer tumors. Our accelerated approval strategy for INNO-406 will focus on winning a subpart H approval in the U.S. in imatinib-resistant patients. Subpart H approval is a federally mandated approval process reserved for life-threatening diseases in which a single study using surrogate endpoints can be used for approval. In oncology, subpart H strategies typically involve using response rates (tumor shrinkage) as the major endpoint of a study instead of the more traditional survival analysis generally used.

Novartis used a subpart H strategy for the approval of Gleevec. Novartis used molecular response to imatinib as the surrogate marker of drug efficacy for Gleevec. We believe that INNO-406 can be approved using the same approach for CML patients with imatinib-resistance disease. If we are successful in our subpart H regulatory strategy, we believe that conditional U.S. marketing approval for INNO-406 can be obtained in 2008. Any approval of INNO-406 will be dependent on whether we can prove its safety and efficacy.

Phase I Study. Our Phase I clinical study uses a modified continual dose reassessment method at two sites, the MD Anderson Cancer Center at the University of Texas and the Johann Wolfgang Goethe University Hospital in Germany. Imatinib resistant or refractory patients will be enrolled in cohorts of three to six patients with a starting dose of 30 mg per day. After all patients in a cohort are treated for two weeks and no serious or life-threatening adverse events are seen, the dose will be escalated by 100%. The study will use both a once-a-day and twice-a-day oral treatment schedule. The endpoints of the Phase I study will be the safety and toxicology profile of INNO-406 as well as its efficacy as measured by hematological, cytogenetic and molecular responses.

Phase II Pivotal Study. Assuming our Phase I study proves the safety and a biologically active dose of INNO-406, we anticipate conducting a Phase II clinical study of approximately 160 patients to be recruited from the following patient groups:

•	Chronic phase CML;

•	Accelerated phase CML;

•	Blast crisis CML;

•	Hypereosinophilic syndrome; and

•	Systemic mastocytosis.

We believe that recruitment can be completed within three to four months, based on an aggressive recruitment strategy using 60 to 80 sites worldwide. We expect to use three-month hematologic and cytogenetic response data from the 80 chronic phase patients to prepare an NDA. We believe, however, that data from all five Phase II patient groups represent individual opportunities for subpart H regulatory approval for each of the five indications.

We expect the FDA will require us to do a large randomized post approval confirmation study as a condition of any accelerated approval, if any approval is granted. This study design will be discussed with the FDA at the time of approval, if any.

Competition

INNO-105. The primary treatments for pancreatic cancer are surgery, radiation, chemotherapy and various combinations of each of the foregoing treatments. The primary chemotherapy treatment of pancreatic cancer is a gemcitabine-based regimen. According to market research from Oncology Inc., close to 80% of advanced pancreatic cancer patients receive gemcitabine in the course of their disease. Standard survival after treatment with gemcitabine is approximately six months. We believe that the cell inhibiting action exhibited by INNO-105 is unique, which, if we can prove this unique action in our planned clinical studies, could make INNO-105 a significant advance in cancer treatment either alone or in combination with other anti-cancer agents. We do not consider gemcitabine to be a competing product because INNO-105, if proven effective and approved by the FDA, would most likely be used either following gemcitabine or in combination with gemcitabine rather than replacing gemcitabine because doctors will wish to use all tools available to eradicate cancer and dual administration of INNO-105 and gemcitabine appear to be tolerated due to INNO-105’s low toxicity.

There are other cancer cell inhibiting therapies in development for the treatment of pancreatic cancer. Some of these therapies that are in the later stage of development include Avastin, Alimta, Eloxatin, Erbitux and Tarceva. Tarceva was approved as a treatment for pancreatic cancer in November 2005. In the pivotal clinical study, patients treated with Tarceva + Gemcitibine lived 0.4 months longer than patients treated with Gemcitibine alone. None of the other therapies have been approved for commercial sale in pancreatic cancer. Any one of these other therapies could be approved for the treatment of pancreatic cancer before INNO-105, assuming INNO-105 is effective and is approved. Tarceva’s recent approval could make the marketing and acceptance of INNO-105 more difficult. Further, products being developed for treatment of cancers other than pancreatic cancer might prove effective and be marketed as a treatment for pancreatic cancer.

INNO-305. To the best of our knowledge, there are currently two WT1-specific peptide immunotherapies in clinical development. A Japanese academic group (Sugiyama, et. al.) has developed a heteroclitic approach for WT1 that appears to activate only CTLs. The Japanese approach is specific only for patients with the HLA*A2402 haplotype (a haplotype refers to the genetic makeup of a person’s immune system). The HLA*A2402 is a haplotype common in Japanese patients but relatively uncommon outside of Asia.

A German academic group (Keilholz, et. al.) has developed a native peptide WT1 immunotherapy that is currently in Phase II. There appears to be no intellectual property protection for the peptide being used, which we believe makes its commercial development unlikely.

A peptide immunotherapy approach against proteinase 3 called PR1 has recently entered a Phase III study in AML after promising Phase I data. Although this immunotherapy is further ahead in development, we believe INNO-305 is superior for the following reasons. First, WT1 appears to be a superior target for AML since it is directly involved in leukemic cell growth and has been shown clinically to be a poor prognosticator for AML. Second, INNO-305 involves a heteroclitic approach which should induce a stronger CTL response. The PR1 candidate does not use a heteroclitic approach. Third, INNO-305 involves both a CTL and HTL response. It appears that the PR1 approach stimulates only a CTL response.

In addition, because PR1 targets a different protein, there is the potential to combine it with INNO-305 in therapy. Assuming our studies are successful, the clinical data we generate will determine the best way to use each immunotherapy in patients.

Cell Genesys is developing GVAX®, a vaccine for acute leukemias. GVAX® for leukemia is comprised of a patient’s own cancer cells mixed with cells from cultured cell lines. All cells are then genetically modified to express granulocyte-macrophage colony-stimulating factor or GM-CSF. GM-CSF is a naturally occurring substance that is made by the body in response to infection or inflammation. GVAX® for leukemia is currently in a Phase II study. We believe that the autologous/allogeneic immunotherapy approach is a difficult process to commercialize because of logistical and quality control problems that arise with the harvesting of a person’s cells, transferring those cells to a centralized manufacturing site, growing and/or modifying those cells and shipping them back to be administered to the individual. It is also unclear what the immunotherapy specifically targets for immune recognition, which makes it difficult, in our view, to determine if the correct immune responses are being made. For these reasons, we believe INNO-305 immunotherapy is a superior approach, assuming we can prove its efficacy.

INNO-406. There are currently two main competitors to INNO-406 in the Gleevec-resistant CML market. These are Dasatanib and Nilotinib. Although both of these drugs are ahead of us in clinical testing, we believe the head-start in development will not prove critical in the commercial setting because CML is becoming a chronic condition much like HIV or depression and that the market for treatment is large enough to accommodate several drugs.

Dasatinib from Bristol-Myers Squibb is the furthest ahead of the second generation Bcr-Abl inhibitors. Dasatinib gained conditional U.S. marketing approval from the FDA in June 2006. Dasatinib has extremely high potency in inhibiting Bcr-Abl and also inhibits Src, a family of kinases known to be involved in cell growth. In clinical studies, Dasatinib has shown good activity in Gleevec-resistant patients. However, there have also been concomitant side effects, including serious and life threatening pleural effusion. This side effect profile is believed to be due to Src inhibition, but that has not yet been proven. It is not clear that a Bcr-Abl and Lyn inhibitor would have these side effects. We hope to prove the safety of INNO-406 in our planned Phase I clinical study.

Nilotinib from Novartis AG is currently completing its Phase II clinical studies. Nilotinib has potent activity against Bcr-Abl. In its Phase I clinical trial, Nilotinib showed good activity in Gleevec-resistant patients. Nilotinib is expected to obtain conditional marketing approval from the FDA in 2007.

General. Competition in the pharmaceutical industry is intense and we expect it to increase. Technological developments in our field of research and development occur at a rapid rate and we expect competition to intensify as advances in this field are made. We will be required to continue to devote substantial resources and efforts to our research and development activities. Our most significant competitors, among others, are fully integrated pharmaceutical companies such as Eli Lilly (Alimta), Bristol-Myers Squibb (Erbitux) and Sanofi-Aventis (Eloxatin), and more established biotechnology companies such as Genentech (Avastin and Tarceva) and Imclone Systems (Erbitux), which have substantially greater financial, technical, sales, marketing, and human resources than we do. These companies might succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products. In addition, competitors might develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete.

Other Compounds – Building Our Pipeline

In order to leverage the infrastructure that we plan to develop and to better mitigate risk, we plan to in-license other clinical stage product candidates. We also plan to license pre-clinical technologies that appear promising, making decisions to fully commit resources only after pre-defined clinical endpoints are achieved. We believe this will allow us to replicate the target identification/therapeutic candidate development function without taking on the significant overhead costs usually associated with research and development. Additionally, we will not commit our product pipeline to a single platform or approach (i.e., monoclonal antibodies, antisense, recombinant DNA technology, cell culture technology, etc.), which we believe will better diversify our risk.

License Agreements and Intellectual Property

Our goal is to procure, maintain and enforce robust patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets; and make, use and sell our products without infringing the proprietary rights of third parties, both in the United States and abroad. It is our continued mission to actively seek the broadest intellectual property protection available for our current product candidates, which are INNO-105, INNO-305 and INNO-406, future product candidates and any other proprietary technologies and/or assets through a combination of strategic contractual alliances and diversified intellectual property protection and enforcement, worldwide. We believe we accomplish our goals through a thorough business, technical and legal review of the intellectual property rights we intend to license; the inclusion of favorable and protective provisions in our license agreements and our entry into non-disclosure and intellectual property assignment agreements with the persons and entities with whom we contract, including our employees.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors and consultants, which collectively represent a highly valued intangible asset. To help protect our proprietary know-how and other inventions for which patent protection may be difficult to enforce or easy to design around, we continue to rely upon trade secret protection. To this end, we require all of our employees, consultants, advisors and other contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions conceived during service with our company.

INNO-105

In March 2005, we entered into an exclusive, worldwide, royalty-bearing license agreement with the Penn State Research Foundation, or PSRF, including the right to grant sub-licenses, for the intellectual property relating to INNO-105 in the field of oncology. The PSRF license agreement expires on a country-by-country basis upon expiration of the subject patent rights. The INNO-105 license includes two issued United States patents, expiring in 2017 and 2020, respectively, and a United States provisional patent application filed in 2004.

In consideration for the grant of the license to INNO-105, in March 2005 we paid PSRF an initial license fee of $750,000, along with certain other reimbursable costs incurred by PSRF in connection with the license grant, and agreed to make additional payments in the aggregate amount of $26,750,000 upon the achievement of clinical and regulatory milestones. We also agreed to pay commercially reasonable royalties based on a percentage of net sales (as defined in the PSRF license agreement), dependent on reaching certain revenue thresholds. There are no minimum milestone payments or royalties due under the agreement.

The PSRF license agreement includes covenants that require us to, among other things: initiate clinical trials by specific dates or pay financial penalties, which could be severe; use our commercially reasonable efforts to bring the licensed product to market; prosecute and maintain patents related to INNO-105; and annually fund a sponsored research agreement with the Pennsylvania State University College of Medicine in the amount of $100,000. In the event that we breach any material term of the PSRF license agreement, PSRF has the option to terminate the agreement following the giving of notice and an opportunity to cure any such breach. As of June 30, 2006, we were in compliance with all obligations under this agreement.

INNO-305

In December 2005, we entered into an exclusive worldwide royalty-bearing license agreement with the Sloan-Kettering Institute for Cancer Research, or SKI, including the right to grant sub-licenses, for the intellectual property relating to INNO-305 for all diseases, disorders and/or conditions, including but not limited to, oncology. The SKI license agreement expires on a country-by-country basis upon expiration of the subject patent rights. The INNO-305 license agreement includes a PTC patent application published in 2005; three U.S. provisional patent applications filed in 2005; and a U.S. continuation patent application claiming priority to an application filed in 2003.

In consideration for the grant of the license to INNO-305, in January 2006 we paid SKI an initial license fee of $200,000 and agreed to make additional payments in the aggregate amount of $6,600,000 upon the achievement of clinical and regulatory milestones. We also agreed to pay:

•	commercially reasonable royalties based on a percentage of net sales (as defined in the SKI license agreement);

•	an annual license maintenance fee of $100,000 beginning on the first anniversary of the agreement and ending on the first commercial sale of INNO-305 (but not required to be paid in any year in which we make a milestone payment);

•	annual minimum payments for sales of INNO-305 for specified indications; and

•	a percentage of non-royalty sub-licensing income (as defined in the SKI license agreement).

The SKI license agreement includes covenants that require us to, among other things: initiate clinical trials by specific dates or pay financial penalties, which could be severe; use our commercially reasonable efforts to bring a licensed product to market; and prosecute and maintain patents related to INNO-305. In the event that we breach a material term of the SKI license agreement, SKI has the option to terminate the agreement following the giving of notice and an opportunity to cure any such breach. As of June 30, 2006, we were in compliance with all obligations under this agreement.

INNO-406

In December 2005, we entered into an exclusive worldwide (with the exception of Japan) royalty-bearing license agreement with Nippon Shinyaku, including the right to grant sub-licenses, for the intellectual property relating to INNO-406 in any field. The Nippon Shinyaku license agreement expires on a country-by-country basis upon expiration of the subject patent rights. The INNO-406 license covers two PTC applications filed in 2003 and 2004, respectively.

In consideration for the grant of the license to INNO-406, in January 2006 we paid Nippon Shinyaku an initial license fee of $600,000, and agreed to make additional payments in the aggregate amount of $13,350,000 upon the achievement of clinical and regulatory milestones. We also issued to Nippon Shinyaku 400,000 shares of our common stock. In the event the license agreement expires or is terminated before the IND is accepted, these shares will revert to us and be cancelled or remain issued as treasury stock. We also agreed to pay:

•	commercially reasonable royalties based on a percentage of net sales (as defined in the Nippon Shinyaku license agreement), dependent on reaching certain revenue thresholds;

•	annual minimum payments if sales of INNO-406 do not meet specified levels; and

•	a percentage of non-royalty sub-licensing income (as defined in the Nippon Shinyaku license agreement).

The Nippon Shinyaku license agreement includes covenants that require us to, among other things: file an NDA by a specific date; and use our commercially reasonable efforts to bring a licensed product to market. In the event that we breach a material term of the Nippon Shinyaku license agreement, Nippon Shinyaku has the option to terminate the agreement following the giving of notice and an opportunity to cure any such breach. As of June 30, 2006, we were in compliance with all obligations under this agreement.

Clinical Research Organizations

Our clinical trials will be conducted by third-party clinical research organizations with whom we will contract. We strive to negotiate terms with these third-parties that allow us to transfer the data and other results of the trials that they might perform for us to us or to another third party so that in the event the third-party provider stops performing or we wish to replace the third party for any reason, we will be entitled to the data and can transfer it quickly to another party to complete the trial. We believe that there is a sufficient number of clinical research organizations that should we need to replace any with whom we might have contracted we will be able to do so. We have contracted with a third-party clinical research organization to conduct our Phase I trial for INNO-105. We have contracted with Memorial Sloan Kettering Cancer Center to conduct our INNO-305 Phase I study and contracted with a third-party clinical research organization to conduct our Phase I trial for INNO-406. We have a transfer of data clause in each of these contracts.

Manufacturing and Marketing

We own no manufacturing facilities. We have contracted with Davos Chemical Corporation for the manufacture of the supply of INNO-105 for our Phase I study, which supplies have been delivered and were paid for in the third quarter of 2005. We have contracted with Davos Chemical to supply us with INNO-406 for the Phase I study and are negotiating with Davos Chemical for the supply of INNO-406 for our planned Phase II study of INNO-406. We have contracted with American Peptide Company for the supply of INNO-305 for our Phase I study of INNO-305. We plan to continue to use third-party manufacturers to produce material for use in future clinical trials and, if any of our products are approved for marketing, for commercial product. This manufacturing strategy will enable us to direct our financial resources to product development, without devoting resources to the time and cost associated with building large manufacturing plants. We do not have any supply contracts in place at this time.

Likewise, our marketing strategy is to contract with third parties rather than incur the expense of establishing our own sales and marketing force. Any such arrangement will be negotiated and entered into only once one or more of our drug candidates is close enough to being approved for marketing.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing of our potential products are extensively regulated by governmental authorities in the U.S. and other countries. Satisfaction of FDA requirements or requirements of state, local and foreign regulatory agencies for new drug development typically takes several years, and the actual time required can vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Satisfaction of these requirements will be expensive and we cannot be certain that the FDA or any other regulatory agency will grant approval for INNO-105, INNO-305, INNO-406 or any of our future products on a timely basis, if at all.

Success in pre-clinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Failure to comply with the applicable requirements might subject us to administrative or judicial sanctions in the U.S., such as the FDA’s refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and criminal prosecution. Even if a product receives regulatory approval, the approval might be significantly limited to specific indications or uses. After regulatory approval is obtained, later discovery of previously unknown problems with a product might result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining or failures to obtain regulatory approval of INNO-105, INNO-305, INNO-406 or any future product would have a material adverse effect on our business.

U.S. Drug Approval Process. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Neither INNO-105, INNO-305, INNO-406 nor our future drugs, if any, may be marketed in the United States until the drug has received FDA approval. The steps required before a drug, including INNO-105, INNO-305 and INNO-406, may be marketed in the United States include:

•	preclinical laboratory tests, animal pharmacology and toxicology studies, and formulation studies;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials might begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	FDA review and approval of the NDA; and

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or cGMPs.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials might begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Our IND for INNO-105 was allowed by the FDA on September 29, 2005. Our IND for INNO-406 was allowed on June 15, 2006. An IND for INNO-305 was filed with the FDA on July 28, 2006, but there is no assurance that the FDA will allow it. We cannot be sure that submission of any future IND for another drug study will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases might overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an institutional review board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial.

Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Our Phase I study for INNO-105 is designed to establish INNO-105’s MTD as a single agent over a one hour infusion. The Phase I study for INNO-105 began in November 2005. Our Phase I study for INNO-406 is designed to establish the biologically active dose for INNO-406. The Phase I study for INNO-406 began in July 2006. We expect the Phase I study for INNO-305 to begin in the third quarter of 2006.

Phase II usually involves trials in a limited patient population to:

•	evaluate dosage tolerance and appropriate dosage;

•	identify possible adverse effects and safety risks; and

•	evaluate preliminarily the efficacy of the drug for specific indications.

Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Further, clinical trials might be suspended by us or the FDA at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Assuming positive results from our Phase I study for INNO-105, we plan to conduct Phase II and Phase III studies. Assuming positive results from our Phase I study for INNO-305, we plan to conduct a Phase II/III study. Assuming positive results from our Phase I study for INNO-406, we plan to conduct a pivotal Phase II registration study.

The FDCA permits the FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The FDA reviews the application for adequacy. We cannot be sure that any approval will be granted on a timely basis, if at all. The FDA might also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, or provide for approval on the basis of surrogate endpoints. Generally, drugs that might be eligible for one or more of these programs are those for serious or life-

threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that, if desired, any of our drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505b2 of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by FDA in the approval of other drugs. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect any facility at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA might issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA might require postmarketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we could market any product for additional indications, we would have to obtain additional approvals from the FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that additional approval for new indications, if any, will be approved on a timely basis, or at all.

Post-Approval Requirements. Even after a drug has been approved by the FDA for sale, the FDA might require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA might withdraw its approval of the drug. In addition, holders of an approved NDA are required to:

•	report certain adverse reactions to the FDA;

•	comply with certain requirements concerning advertising and promotional labeling for their products; and

•	continue to have quality control and manufacturing procedures conform to cGMP after approval.

The FDA periodically inspects the sponsor’s records related to safety reporting or manufacturing facilities, including an assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections might identify compliance issues at the facilities of our contract manufacturers that could disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval might result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug Designations. The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product that has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA might not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication.

We have not applied for orphan drug designation for INNO-105 although we intend to do so for pancreatic cancer if the results of our Phase I clinical trial are positive. We have not established a timeline for such application. We intend to apply for orphan drug status for INNO-305 for acute myelogenous leukemia and for INNO-406 for chronic myelogenous leukemia, but we have no timelines for those applications, both of which would be dependent on successful results of the Phase I study for each therapy.

Subpart H Approval. The FDA may grant marketing approval of a drug under its subpart H regulations. This program makes it possible for a drug candidate for a life-threatening disease to be approved more quickly than the normal application process. Approval is based on a surrogate endpoint or on restrictions to ensure safe usage.

The FDA may grant marketing approval for a new drug on the basis of one or more adequate and well-controlled clinical trials that establish that the drug has an effect on a surrogate endpoint that is reasonably likely, based on epidemiologic, therapeutic, pathophysiologic, or other evidence, to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. Approval is subject to the requirement that the applicant study the drug further, to verify and describe its clinical benefit, where there is uncertainty as to the relation of the surrogate endpoint to clinical benefit, or of the observed clinical benefit to ultimate outcome. Post-marketing studies generally would be studies already underway. When required to be conducted, such studies must also be adequate and well-controlled.

If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it will require such post-marketing restrictions as it deems necessary to assure safe use of the drug product, such as:

•	distribution restricted to certain facilities or physicians with special training or experience; or

•	distribution conditioned on the performance of specified medical procedures.

The limitations imposed would be commensurate with the specific safety concerns presented by the drug.

Non-U.S. Regulation. Before our products can be marketed outside of the U.S., they are subject to regulatory approval similar to that required in the U.S., although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices might not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union member states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

While we intend to market INNO-105, INNO-305 and INNO-406 outside the United States in compliance with our respective license agreements, we have not made any applications with non-U.S. authorities and have no timeline for such applications or marketing.

Employees

As of June 30, 2006, we had a total of six employees. Our Chief Executive Officer is Steven Kelly, who is experienced in the launch of anti-cancer products for major pharmaceutical and biotechnology companies. We believe our relationships with our employees are satisfactory. None of our employees is represented by a labor union. We anticipate that we will need to identify, attract, train and retain other highly skilled personnel to pursue our development program. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

Properties

We sublease approximately 5,526 square feet of office space at 555 Madison Avenue, New York, New York, pursuant to a sublease dated March 14, 2005. This lease currently requires us to make monthly payments of approximately $17,499, subject to increase to $18,420 in the sixth year of the lease. The lease expires August 30, 2012. We do not own any real property. We believe that our existing facilities are adequate to meet our needs for the foreseeable future.

Legal Proceedings

We are not subject to any pending legal proceeding, nor are we aware of any threatened claims against us.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name and position of each of our directors and executive officers as of July 31, 2006.

Name	Age	Position
Steven Kelly	41	President, Chief Executive Officer and Director
Adam Craig, M.D., Ph.D.	40	Vice President and Chief Medical Officer
Eric Poma, Ph.D.	34	Vice President, Business Development and Secretary
Neil Herskowitz	49	Director
J. Jay Lobell	43	Director
Antony Pfaffle, M.D.	43	Director
John Knox	36	Treasurer

Steven Kelly – President, Chief Executive Officer and Director. Mr. Kelly joined Innovive in June 2004 as President and Chief Executive Officer. Prior to joining Innovive, from November 2002 to May 2004, Mr. Kelly headed the newly created oncology marketing group for Sanofi-Synthelabo’s U.S. division, where he led the launch of Eloxatin™, a treatment of colorectal cancer. Mr. Kelly joined Sanofi from IDEC Pharmaceuticals where he was employed from September 1996 to October 2002, most recently as Director of Marketing. While at IDEC, Mr. Kelly led the launch of Rituxan® in a co-promotion agreement with Genentech. Rituxan is a treatment for non-Hodgkins lymphoma. Prior to IDEC, Mr. Kelly worked at Amgen from August 1987 to September 1996, where he held various positions, including roles in Epogen® marketing, new products marketing, and manufacturing. Mr. Kelly holds an M.B.A. from Cornell University and a B.S., General Science – Biology and Chemistry, from the University of Oregon.

Adam Craig, M.D., Ph.D. – Vice President and Chief Medical Officer. Dr. Craig joined Innovive in April 2005 as Vice President and Chief Medical Officer. Prior to joining Innovive, from December 2003 to April 2005, Dr. Craig was Medical Director and Vice President, Clinical Development for ArQule, Inc. where he was responsible for establishing a clinical development function and transitioning the organization from a purely bench research company to an integrated development company. Prior to ArQule, Dr. Craig held positions at Ilex Oncology, Inc. from April 2002 to December 2003 and Antisoma, plc from March 2001 to March 2002. Dr. Craig was a Medical Research Council Clinical Research Fellow from January 1998 to February 2001. Dr. Craig received his medical degree in July 1999 and his Ph.D. in Molecular Medicine in June 2001 from The University of Leeds in the United Kingdom.

Eric Poma, Ph.D. – Vice President, Business Development and Secretary. Dr. Poma joined Innovive in March 2005 as Vice President, Business Development. Prior to joining Innovive, from June 2001 to March 2005, Dr. Poma was the assistant vice president, business development at Imclone Systems. From July 2000 to June 2001, Dr. Poma was a biotechnology analyst at Eagle Growth Asset Management. Dr. Poma received his Ph.D. in Microbiology and Immunology and a B.S., Biology from the University of North Carolina at Chapel Hill. In addition, Dr. Poma holds an M.B.A. from New York University’s Stern School of Business.

Neil Herskowitz – Director. Mr. Herskowitz has served on our Board of Directors since May 5, 2006. Since 1998, Mr. Herskowitz has been a Managing Member of ReGen Partners I, LP, a New York investment fund, and is also President of its affiliate, Riverside Claims LLC. Mr. Herskowitz has also served as a member of the Board of Directors of Manhattan Pharmaceuticals, Inc, since July 2004, and Chelsea Therapeutics, Inc., since September 2004, both of which are publicly traded specialty pharmaceutical development companies. Mr. Herskowitz holds a B.B.A. in Finance from Bernard M. Baruch College.

J. Jay Lobell – Director. Mr. Lobell has served on our Board of Directors since July 6, 2006. Since January 2005, Mr. Lobell has served as President and Chief Operating Officer of Paramount BioSciences, LLC and Paramount BioCapital Asset Management, Inc., or PBCAM. He also has served as Chief Executive Officer,

Secretary and a member of the Board of Directors of Paramount Acquisition Corp. since June 2005. Mr. Lobell serves on the Board of Directors of NovaDel Pharma Inc. and is on the boards of several private biotechnology companies. From 1996 to 2005, Mr. Lobell was a partner at Covington & Burling, a law firm, where he provided litigation, regulatory and business advice. Mr. Lobell received his B.A. from Queens College and his J.D. from Yale Law School.

Antony Pfaffle, M.D. – Director. Dr. Pfaffle has served on our Board of Directors since July 6, 2006. Dr. Pfaffle has served as a healthcare consultant for Goldman Sachs & Company since 2002. In addition, since February 2006, he also has been employed by Paramount BioSciences, LLC, where he evaluates drugs and devices for its venture capital team. From January 1996 to June 2001, he served as a consultant in medicine/nephrology at the Memorial Sloan-Kettering Cancer Center in New York. In addition, he founded Black Diamond Research (now BDR Research), and Trinity Advisory Group. Dr. Pfaffle received his B.S./M.D. degree at The City College of CUNY and was later appointed to the faculty at both Weill-Cornell Medical College and the NYU School of Medicine.

John Knox – Treasurer. Mr. Knox has served as Treasurer of Innovive since its inception. Mr. Knox has been Chief Financial Officer of Paramount, PBI and PBCAM since February 2005. From March 1995 to January 2005, Mr. Knox was the Controller of Paramount, PBI and PBCAM. From October 1991 through February 1995, Mr. Knox was an auditor at Eisner LLP (f/k/a Richard A. Eisner & Company, LLP). Mr. Knox received his Bachelors degree in Accounting from Emory University and is a certified public accountant.

At this time, we do not have a Chief Financial Officer. John Knox has served and will continue to serve as our Treasurer until we hire a Chief Financial Officer or other principal financial officer. We intend to fill that position in the third quarter of 2006. As a development stage company, we believe this is practical, cost-effective and customary practice. Upon the hiring of a principal financial officer, Mr. Knox will resign as Treasurer. Mr. Knox spends not more than 5% of his time fulfilling his duties as our Treasurer.

We have a scientific advisory board comprised of these members:

Peter Anthony Jones, Ph.D. Dr. Jones is Director of the USC/Norris Comprehensive Cancer Center, Distinguished Professor of Urology, Biochemistry and Molecular Biology, Keck School of Medicine at the University of Southern California and is currently President of the American Association for Cancer Research (AACR). Dr. Jones is a pioneer in the study of DNA methylation in human cancer, a process associated with controlling tumor suppressor genes in a wide variety of tumors.

Alan F. List, M.D. Dr. List is Chief of the Hematologic Division at the H. Lee Moffitt Cancer Center & Research Institute, Tampa, Florida, and Professor of Medicine and Oncology at the University of South Florida College of Medicine. Dr. List is an internationally recognized investigator in the biology and treatment of acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). He serves on the Board of Directors for the MDS Foundation and the Aplastic Anemia and MDS International Foundation.

Edward A. Sausville, M.D., Ph.D. Dr. Sausville is Associate Director for Clinical Research, Greenbaum Cancer Center, University of Maryland. Dr. Sausville has served as associate director of the National Cancer Institute’s Developmental Therapeutics Program, which has played a key role in developing many currently used anti-cancer drugs. He was instrumental in bringing to clinical study, Velcade, the first of a new class of medicines approved for treatment of multiple myeloma.

Howard I. Scher, M.D. Dr. Scher is the Chief of the Genitourinary Oncology Service and the D. Wayne Calloway Chair in Urologic Oncology at the Memorial Sloan Kettering Cancer Center. He is an investigator in the field of genitourinary cancers. He is currently overseeing the development of new therapies for prostate cancer, including the use of novel therapies such as monoclonal antibodies, vaccines, and drugs that target specific signaling pathways. His research has focused on the use of prognostic models to select treatments for individual patients, the use of combination therapy approaches, and early markers of response to treatment.

Dr. Scher received his M.D. from New York University School of Medicine and completed fellowships at Memorial Sloan Kettering Cancer Center and The New York Hospital-Cornell Medical Center.

Daniel D. Von Hoff, M.D. Dr. Von Hoff is Senior Investigator and Head of Translational Research at the Translational Genomics Research Institute’s Translational Drug Development Division and Head, Pancreatic Cancer Research Program in Phoenix, Arizona. He also is Chief Scientific Officer for US Oncology. Dr. Von Hoff and his colleagues were involved in the beginning of the development of many anti-cancer agents including mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, and CPT-11. He was appointed by the President to the National Cancer Advisory Board. He is past President of the American Association for Cancer Research, a founder of ILEX™ Oncology, Inc. (recently acquired by Genzyme), founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents, and Editor-in-Chief of Molecular Cancer Therapeutics.

Composition of Our Board of Directors

Our amended and restated certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market, our board of directors is not composed of a majority of independent directors as required under the rules of such exchanges and therefore we cannot be listed on such exchanges until our board composition changes.

Director Compensation

All of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings. Currently, we do not pay our directors any cash or other compensation. In the future, we might consider appropriate forms of compensation.

Compensation Committee Interlocks and Insider Participation

No member of our board of directors or compensation committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our board of directors. Our board of directors made all compensation decisions prior to July 6, 2006 at which time the board established a compensation committee and appointed Neil Herskowitz, Jay Lobell and Antony Pfaffle to the committee. Prior to the appointment of the compensation committee, Mr. Kelly did not participate in the setting or approving of his compensation by the board of directors.

Indemnification and Limitation of Director and Officer Liability

As allowed under Delaware law, our certificate of incorporation eliminates the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses, judgments, fines and amounts aid in settlement by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. This right of indemnification is contingent upon the affirmative determination of our board that the person to be indemnified has met the standards of conduct set forth in our bylaws. This right of indemnification shall include the right to be paid by us the amount of expenses, including attorneys’ fees, incurred in connection with any such proceeding in advance of its final disposition. However, if Delaware law so requires, the advancement of such expenses will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by us.

Our bylaws further provide that we may, to the extent authorized by our board of directors, grant rights to indemnification, and rights to advancement of expenses, to any of our employees or agents.

In addition, our bylaws provide that we may maintain, at our expense, insurance to protect any of our directors, officers, employees or agents against any liability, whether or not we would have the power to indemnify such person against any liability under Delaware law. We have obtained insurance for the benefit of our officers and directors insuring such persons against liabilities, including liabilities under the securities laws.

As to the exculpation or indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC such exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Executive Compensation

The following table sets forth summary information relating to compensation paid for services rendered for the periods presented, with respect to the compensation paid and bonuses granted to our Chief Executive Officer and each of our other executive officers. For purposes of this prospectus, we refer to the executive officers named in the table below as the named executive officers.

Summary Compensation Table

			Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Period ended December 31,		Salary		Bonus			Other	Restricted Stock Awards		Securities Underlying Options	All Other Compensation
Steven Kelly(1)	2005 2004	(2)	$ $	240,000 140,000	$ $	50,000 22,000	(3)	-0- -0-	$173,642 -0-		-0- -0-	-0- -0-
Adam R. Craig, M.D., Ph.D.(4)	2005			$174,615		$50,000	(3)	-0-	$104,119	(5)	-0-	$73,000	(6)
Eric Poma, Ph. D.(7)	2005			$140,454		$63,000	(8)	-0-	$69,413	(9)	-0-	-0-

(1)	Steven Kelly joined Innovive in June 2004.
(2)	Period from March 24, 2004 (inception) to December 31, 2004.
(3)	Consists of a signing bonus.
(4)	Adam Craig joined Innovive in April 2005. Dr. Craig’s annual compensation is $240,000.
(5)	At December 31, 2005, the 94,740 shares of restricted stock purchased by Dr. Craig had a value of $375,170. These shares vest in equal annual installments over a three-year period, beginning on April 7, 2006. If we declare and pay any dividends on our common stock, these restricted shares would receive the dividend if the shares have not been forfeited.
(6)	Consists of the reimbursement of $70,000 in relocation costs and $3,000 in immigration legal fees.
(7)	Eric Poma joined Innovive in March 2005. Dr. Poma’s annual compensation is $180,000.
(8)	Paid in 2006 for performance in 2005.
(9)	At December 31, 2005, the 63,160 shares of restricted stock purchased by Dr. Poma had a value of $250,114. These shares vest in approximately equal annual installments over a three-year period, beginning on March 4, 2006. If we declare and pay any dividends on our common stock, these restricted shares would receive the dividend if the shares have not been forfeited.

Option Grants and Exercises in Last Fiscal Year and Fiscal Year-End Option Values

As of December 31, 2005, we had not granted any stock options under our 2004 Stock Option Plan to any of our named executive officers.

Long-Term Incentive Plan (“LTIP”) – Awards in Last Fiscal Year

We do not have any long-term incentive plans and have not issued any long-term incentive awards.

Employment Agreements

On June 2, 2004, we entered into an employment agreement with Steven Kelly to act as our President and Chief Executive Officer. Mr. Kelly receives an annual base salary of $240,000 per year. In addition, Mr. Kelly is entitled to receive an annual bonus of $50,000 per year. He also may receive, at the sole discretion of the Board, an additional annual performance-based bonus of up to 50% of his annual base salary. Pursuant to his agreement, on June 2, 2004, Mr. Kelly purchased 158,000 shares of our common stock, at a purchase price of $.001 per share. Pursuant to his agreement, we also were obligated to issue to Mr. Kelly stock options sufficient to maintain his ownership percentage at 5% of the outstanding common stock, on a fully diluted basis, until such time we had raised $10 million through the sale of our equity securities. We met this obligation when, upon the completion of our Series A convertible preferred stock financing on June 29, 2006, we granted Mr. Kelly options to purchase 156,301 shares of our common stock with an exercise price of $3.96 per share. If our company is traded on a recognized national exchange or Nasdaq while Mr. Kelly is employed by us and the market capitalization of our company is in excess of $500 million for three consecutive trading days, then Mr. Kelly is entitled to receive additional stock options equal to 2% of the then outstanding shares of our common stock, at an exercise price equal to the then current market price as determined in good faith by the Board. Mr. Kelly’s employment agreement has a term of three years, and annually renews for one-year periods thereafter upon written agreement between us and Mr. Kelly. Under his employment agreement, Mr. Kelly has also agreed to non-competition provisions. On June 1, 2005, Mr. Kelly’s employment agreement was amended to immediately vest all his restricted shares and to eliminate any severance payable upon termination of his employment.

On April 7, 2005, we entered into an employment agreement with Adam R. Craig to act as our Vice President and Chief Medical Officer. Dr. Craig receives an annual base salary of $240,000 per year. He also may receive, at the sole discretion of our Chief Executive Officer, an additional annual performance-based bonus of up to 50% of his annual base salary. Pursuant to his agreement, on May 9, 2005, Dr. Craig purchased 94,740 shares of our common stock, at a purchase price of $.001 per share. These purchased shares vest over three years from the date of purchase. Dr. Craig’s employment agreement has a term of three years, and annually renews for one-year periods thereafter upon written agreement between us and Dr. Craig. Under his agreement, Dr. Craig has also agreed to non-competition provisions.

On March 4, 2005, we entered into an employment agreement with Eric Poma to act as our Vice President of Business Development. Dr. Poma receives an annual base salary of $180,000 per year. In addition, Dr. Poma may receive, at the sole discretion our Chief Executive Officer, an annual performance-based bonus of up to 35% of his annual base salary. Pursuant to his agreement, on May 6, 2005, Dr. Poma purchased 63,160 shares of our common stock, at a purchase price of $.001 per share. These purchased shares vest over three years from the date of purchase. Dr. Poma’s employment agreement has a term of three years, and annually renews for one-year periods thereafter upon written agreement between us and Dr. Poma. Under his employment agreement, Dr. Poma has also agreed to non-competition provisions.

The employment agreements of Mr. Kelly, Dr. Craig and Dr. Poma each provide that the executive may be terminated due to cause, disability, change in control or any reason. The employment agreements all define cause to include such actions as the willful failure to perform duties, willful, intentional or gross negligence, willful misconduct, indictment of any felony or misdemeanor and breach of any confidentiality or non-compete provision. Where an executive is terminated for cause, the employment agreements of Mr. Kelly, Dr. Craig and

Dr. Poma each provide for payment to the executive of his base salary through the termination date and that the executive shall not be entitled to any additional compensation from us. The executive’s restricted shares and, in Mr. Kelly’s and Dr. Poma’s case, restricted shares and stock options, if any, that have not vested as of the termination date will be forfeited. Mr. Kelly’s and Dr. Poma’s stock options, if any, which have vested as of the executive’s termination date will remain exercisable for 90 days following the executive’s termination.

Each executive’s employment agreement also provides for termination due to his death or disability, where an independent physician deems the executive to be so physically or mentally incapacitated as to be unable to resume employment within 12 months. In this case, the executive will receive his base salary through the date of his death or the date he is deemed disabled plus any accrued but unpaid bonus and expense reimbursement through the date of his death or the date he is deemed disabled. The executive’s restricted shares and, with respect to Mr. Kelly, stock options, if any, that are scheduled to vest on the next succeeding anniversary of the date of the executive’s employment agreement, will be accelerated and deemed to have vested on the date of death or disability, and Mr. Kelly’s and Dr. Poma’s stock options, if any, which have vested as of the executive’s termination date will remain exercisable for 90 days following the executive’s termination. All other restricted shares and stock options, if any, will be forfeited to us.

The employment agreements of Dr. Craig and Dr. Poma each provide that the executive may be terminated due to a change in control of our company, where any person acquires, directly or indirectly, securities of Innovive representing in excess of 50% or more of the combined voting power of our then outstanding securities or the future disposition by us of all or substantially of our assets. In this case, the executive’s severance will be equal to his base salary for the six months following his termination so long as the market value of our common stock as of the change of control is, in Dr. Poma’s case, less than $40 million and, in Dr. Craig’s case, less than $50 million. The executive’s restricted shares which are scheduled to vest by the end of the calendar year in which the termination occurs, will be accelerated and deemed to have vested on the executive’s termination date. All other restricted shares and stock options, if any, will be forfeited to us.

The employment agreements of Dr. Craig and Dr. Poma also provide for termination by us for any reason or no reason. In this case, the executive’s severance payment will be equal to his base salary for a period of 12 months following termination and reimbursement of expenses through the date of termination. The executive’s restricted shares and, in Dr. Poma’s case, restricted shares and stock options, if any, which are scheduled to vest during the term of the executive’s employment agreement, will be accelerated and deemed to vest as of the termination date, and Dr. Poma’s stock options, if any, which have vested as of the executive’s termination date will remain exercisable for 90 days following the executive’s termination.

Employee Benefit and Stock Plans

Set forth below is information on our equity compensation plans as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2004 Stock Option Plan	94,800	$1.10	830,200
Equity compensation plans not approved by security holders: None
Total	94,800	$1.10	830,200

Our 2004 Stock Option Plan was adopted by our board of directors and approved by our stockholders on April 30, 2004. A total of 925,000 shares of common stock have been reserved for issuance under the 2004 Stock Option Plan. The 2004 Stock Option Plan is administered by our board of directors, and provides for grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as grants of non-statutory options, stock appreciation rights, stock awards, restricted stock and performance shares to our employees, directors, scientific advisory board members and consultants. Options granted under the 2004 Plan will vest as determined by our board of directors. Options may only be transferred by will or the laws of descent and distribution. In the event of certain changes in control of our company, all outstanding options and purchase rights under the 2004 Stock Option Plan shall either be assumed or replaced by the successor company, or upon proper written notice to the grantees, the options and purchase rights will terminate upon the change in control. As of August 8, 2006, we had granted the following options pursuant to the 2004 Stock Option Plan to the following individuals:

•	options to purchase 94,800 shares of our common stock (exercise price of $1.10) to one of our scientific advisory board members who also acts as a consultant to our company;

•	options to purchase an aggregate of 30,000 shares of our common stock (exercise price of $3.96) to the other four members of our scientific advisory board;

•	options to purchase an aggregate of 56,000 shares of our common stock (exercise price of $3.96) to three non-executive officer employees; and

•	options to purchase 156,301 shares of our common stock (exercise price of $3.96) to Steven Kelly, our President and Chief Executive Officer.

PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock as of July 31, 2006 for the following: (i) each person or entity who owns beneficially 5% or greater of the shares of our outstanding common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.

Each stockholder’s percentage ownership in the following table is based on the following:

•	Prior to the conversion of the shares to Series A convertible preferred stock on , 2006: 3,560,000 shares of common stock outstanding on July 31, 2006, plus in each case the shares issuable upon the conversion of Series A convertible preferred stock or exercise of any options or warrants held by the individual (but not the others) and exercisable within 60 days of July 31, 2006;

•	After the conversion of the shares of Series A convertible preferred stock: 9,147,068 shares of common stock, consisting of 3,560,000 shares of common stock issued and outstanding on July 31, 2006 and 5,587,068 shares of common stock issuable upon the conversion of 5,587,068 shares of our Series A preferred stock issued and outstanding on July 31, 2006 that converted on , 2006 into 5,587,068 shares of common stock, plus in each case the shares issuable upon the exercise of any options or warrants held by the individual (but not the others) and exercisable within 60 days of July 31, 2006.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the conversion of Series A convertible preferred stock or the exercise of any warrant or option.

Unless otherwise indicated the mailing address of each of the stockholders below is c/o Innovive Pharmaceuticals, Inc., 555 Madison Avenue, 25th Floor, New York, New York 10022. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Amount of Ownership	Percent of Class Before Conversion of Series A Convertible Preferred Stock	Percent of Class After Conversion of Series A Convertible Preferred Stock

Nippon Shinyaku Co., Ltd. Licensing & Business Development Dept. Nippon Shinyaku Co., Ltd. 14, Nishinosho-monguchi-cho Kisshoin, Minami-ku, Kyoto 601-8550, Japan	400,000	11.24%	4.37%

Lindsay A. Rosenwald, M.D.(1) c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019	1,506,906	31.84%	16.22%

Lester Lipschutz(2) c/o Wolf Block Schorr and Solis Cohen 1650 Arch Street Philadelphia, Pennsylvania 19103	1,399,129	39.30%	15.30%

Jason Stein, M.D. c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019	192,385	5.40%	2.10%

Name and Address of Beneficial Owner	Amount of Ownership	Percent of Class Before Conversion of Series A Convertible Preferred Stock	Percent of Class After Conversion of Series A Convertible Preferred Stock

Steven Kelly(3)	262,200	7.16%	2.83%

Adam Craig, M.D., Ph.D.(4)	50,533	1.41%	*

Eric Poma, Ph.D(5)	21,053	*	*

Neil Herskowitz(6)	34,728	*	*

J. Jay Lobell(7) c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019	163,200	4.58%	1.78%

Antony Pfaffle c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019	-0-	-0-	-0-

John Knox(8) c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019	33,484	*	*

Directors and executive officers as a group (seven persons)	565,198	15.31%	6.10%

*	Less than 1%.

(1)	Includes 1,028,634 shares issuable upon the conversion of 1,028,634 shares of Series A convertible preferred stock held by Paramount Biosciences LLC, of which Dr. Rosenwald is the managing member, and 144,347 shares issuable upon the exercise of warrants to purchase common stock.
(2)	Mr. Lipschutz is the investment manager or trustee of four trusts established for the benefit of Dr. Lindsay Rosenwald, three of which own 68,709 shares and one of which owns 185,514 shares of common stock. Mr. Lipschutz also serves as the trustee for the Rosenwald 2000 Family Trust, a trust established for the benefit of Dr. Rosenwald’s children, which owns 1,007,488 shares of common stock. Mr. Lipschutz might be deemed to beneficially own the shares held by the aforementioned trusts as he has the sole control over the voting and disposition of any shares held by such trust. Dr. Rosenwald disclaims beneficial ownership of these shares except to the extent of any pecuniary interest (as defined in Rule 16a – 1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended) that he may have in the aforementioned trusts.
(3)	Includes options to purchase 104,200 shares of our common stock that were vested and exercisable within 60 days of July 31, 2006.
(4)	Includes 17,120 shares of common stock issuable upon the conversion of 17,120 shares of Series A convertible preferred stock, which shares are owned jointly by Dr. Craig and his spouse. Includes 1,833 shares issuable upon the exercise of warrants to purchase conversion stock, which warrants are owned jointly by Dr. Craig and his spouse. Does not include 63,160 restricted shares of common stock, half of which vest on April 7, 2007 and half of which vest on April 7, 2008.
(5)	Does not include 42,107 restricted shares of common stock, 21,054 of which vest March 6, 2007 and 21,053 of which vest on March 6, 2008.
(6)	Includes 33,812 shares of common stock issuable upon the conversion of 33,812 shares of Series A convertible preferred stock, all of which shares are owned by a limited liability company of which Mr. Herskowitz is the manager and an equity owner. Includes 916 shares issuable upon the exercise of warrants to purchase common stock, all of which are owned by the limited liability company.
(7)	Includes 530 shares issuable upon the exercise of warrants to purchase common stock.
(8)	Includes 6,000 shares issuable upon the exercise of warrants to purchase common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, we engaged Paramount as placement agent to assist in our private placement offering of senior convertible promissory notes on a “best efforts” basis. Lindsay A. Rosenwald, M.D. is chairman and chief executive officer of Paramount and its affiliates. At July 31, 2006, Dr. Rosenwald and trusts for the benefit of Dr. Rosenwald and his children held an aggregate of 48.7% of our common stock, without including any shares of Series A preferred stock or warrants to purchase common stock held by them, and without giving effect to the conversion of any shares of Series preferred stock or warrants into shares of common stock. As a result, Dr. Rosenwald may be deemed to be an affiliate of our company. Dr. Rosenwald disclaims beneficial ownership of those shares held in trust for the benefit of him and his children except to the extent of any pecuniary interest (as defined in Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended) that he may have in those trusts.

In connection with the senior note offering, Paramount and we entered into an exclusive introduction agreement dated as of May 17, 2005, as amended on May 23, 2005, pursuant to which we paid Paramount for its services compensation in the form of (a) cash commissions of $141,410, which was equal to 7% of the gross proceeds from the sale of the notes sold by Paramount, and (b) a warrant to purchase 55,656 shares of our common stock, which was an amount equal to 10% of the aggregate principal amount of notes sold in the offering ($2,249,984) divided by $3.96, the purchase price of our Series A convertible preferred stock in the June 2006 financing discussed below. The exercise price of the warrant is $4.36, which is equal to 110% of the purchase price of the equity securities sold in the June 2006 Series A financing. The warrant is exercisable beginning on June 29, 2006. The warrant will terminate on June 28, 2012. We also reimbursed Paramount for $27,977 in expenses (including legal fees) incurred in connection with the offering. Lastly, we agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

We also had agreed to pay to Paramount the commission described above on sales by us of securities during the 12-month period subsequent to June 28, 2005 (other than in a public offering) to the purchasers of notes who were introduced to us by Paramount. We did not sell any notes after June 28, 2005 and this obligation lapsed. We also granted Paramount the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on our behalf during the 36-month period following June 28, 2005.

In 2006, we engaged Paramount as placement agent to assist in our private placement offering of Series A convertible preferred stock on a “best efforts” basis. In connection with the Series A offering, Paramount, another placement agent and we entered into a placement agent agreement dated as of March 28, 2006, pursuant to which we paid Paramount for its services compensation in the form of (a) cash commissions of $567,893.65, which was equal to 4.2% of the gross proceeds from the sale of the Series A convertible preferred stocks sold by Paramount, and (b) a warrant to purchase 207,583 shares of our common stock, which was an amount equal to 6.0% of the aggregate principal amount of shares sold in the offering. The exercise price of the warrant is $4.36, which is equal to 110% of the purchase price of the Series A stock. The warrant is exercisable beginning on June 29, 2006. The warrant will terminate on June 29, 2013. We also reimbursed Paramount for $363,145.95 in expenses (including legal fees) incurred in connection with the offering. Lastly, we agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

We granted Paramount and the other placement agent for the Series A offering a right of first refusal to act as co-exclusive placement agents in any securities offerings by us during the 12-month period following June 29, 2006. We also granted Paramount a right of first refusal to act as exclusive placement agent in any securities offerings by us during the 36-month period following June 29, 2006.

Paramount BioCapital Investments, LLC, or PBI, an affiliate of Paramount, loaned us funds from time to time. The loan was evidenced by a future advance promissory note dated June 21, 2004. Amounts outstanding under the loan bore interest at 5% per annum. The loan was to mature on the earlier of two years from issuance or if certain financing events occur. The aggregate of $4,073,389.87 in principal and interest of this note converted into 1,028,634 shares of our Series A common stock at a purchase price of $3.96 per share upon the closing of the Series A stock offering. Those shares subsequently converted into 1,028,634 shares of our common stock upon the effectiveness of the registration statement of which this prospectus is a part. Lindsay A. Rosenwald, M.D. is the managing member of PBI. Also on June 29, 2006, the future advance promissory note that we issued to an entity related to the sole shareholder of Paramount with an aggregate amount of principal and accrued interest of $1,377,621.23 automatically converted into 347,884 shares of Series A convertible preferred stock at a purchase price of $3.96 per share. Those shares subsequently converted into 347,884 shares of our common stock upon the effectiveness of the registration statement of which this prospectus is a part.

Each of Dr. Michael Weiser, who until July 6, 2006, was a director, Stephen C. Rocamboli, who until July 6, 2006 was a director and our Secretary, J. Jay Lobell and Dr. Antony Pfaffle, each of whom is a director, and John Knox, who is our Treasurer, is also a full-time employee of either Paramount or its affiliates. We did not pay any compensation to Dr. Weiser or Mr. Rocamboli and do not pay any compensation to Mr. Lobell, Dr. Pfaffle or Mr. Knox for their services as directors or officers of our company.

We pay to PBI monthly fees of $600 for administrative services.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our articles of incorporation, our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of Series A convertible preferred stock, $0.001 par value per share. As of July 31, 2006, there were 3,560,000 shares of common stock outstanding and 5,587,068 shares of Series A convertible preferred stock outstanding. The 5,587,068 shares of Series A preferred stock converted to 5,587,068 shares of common stock on                     , 2006, the day the registration statement of which this prospectus is a part was declared effective, after which conversion there were no shares of Series A convertible preferred stock outstanding.

Common Stock

Voting Rights

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Dividends

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock.

Other Rights

In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Preferred Stock

Each share of Series A preferred stock is initially convertible at any time into one share of common stock and the conversion price of each share of Series A stock is initially $3.96. The conversion rate is subject to adjustment in the event we undertake a stock split or stock dividend on our common stock. The conversion price is subject to broad-based weighted average anti-dilution adjustment if we sell common stock for a price per share or issues convertible securities with a conversion rate that is less than the then-current conversion price, subject to exceptions for certain types of issuances. Each share of Series A preferred stock will automatically convert into common stock upon the effectiveness of a registration statement filed with the SEC that registers the of Series A preferred stock or the shares of common stock into which the Series A preferred stock is convertible. This automatic conversion was triggered on                     , 2006, the date this registration statement, of which this prospectus is a part, was declared effective by the SEC.

Each share of Series A preferred stock will vote together with all other holders of our voting stock on all matters submitted to a vote of holders generally, with a holder of each share of Series A preferred stock entitled to one vote for each share of common stock into which such shares of Series A preferred stock could then be converted. In addition, so long as at least 50% of the Series A preferred shares issued in the June 2006 offering are outstanding, the holders of shares of Series A preferred stock will have the right to approve certain actions proposed to be taken by us by a 66% supermajority, including (1) any amendment to our constitutive documents that adversely affect the rights of our Series A preferred stock, (2) any distribution on any of our securities that are junior to our Series A preferred stock, (3) any repurchase of any of our securities other than pursuant to employee agreements or our stock option plans, (4) the authorization, issuance or increase of any security ranking senior to our Series A preferred stock, and (5) the approval of any liquidation, dissolution or bankruptcy of our company.

The holders of Series A preferred stock will be entitled to receive dividends when, and if declared by the board of directors and on a basis no less favorable than the common stock.

Upon any liquidation, dissolution or winding-up of our company whether voluntary or involuntary, the holders of Series A preferred stock will be entitled to receive, prior to the distribution of any assets to the holders of common stock or other securities of ours ranking junior to the Series A preferred stock, an amount per share of Series A preferred stock equal to the $3.96 conversion price, subject to adjustment. A merger or acquisition involving the change of control of greater than 50% of the voting power of the then current stockholders just prior to such transaction or an asset sale will not be deemed a liquidation or dissolution of our company for this purpose.

Warrants

As of July 31, 2006, we had outstanding the following warrants:

•	a warrant to purchase 54,967 shares of common stock with an exercise price of $2.97 per share that expires on February 15, 2013.

•	warrants to purchase an aggregate of 85,227 shares of common stock with an exercise price of $4.36 per share that expire on June 28, 2012;

•	warrants to purchase an aggregate of 55,656 shares of common stock with an exercise price of $4.36 per share that expire on June 28, 2012; and

•	warrants to purchase an aggregate of 341,446 shares of common stock with an exercise price of $4.36 per share that expire on June 29, 2013.

The holders of the warrants are entitled to customary anti-dilution protection including adjustments to the number of shares of common stock issuable upon exercise of the warrants in the event of a subdivision or combination of our common stock or the payment of a stock dividend on our common stock. An aggregate of 397,102 of these warrants include a cashless exercise feature. All of the shares issuable under the warrants are being offered under this prospectus.

Section 203 of the Delaware Corporation Law

The State of Delaware has a statute designed to provide Delaware corporations with protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation, referred to as an “interested stockholder,” may not consummate a merger or other business combination transaction with such corporation at any time during the three year period following the date such person became an interested stockholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

•	any business combination if, prior to the date a person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans;

•	any business combination with an interested stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

•	certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, our board of directors does not intend to propose any such amendment.

SELLING STOCKHOLDERS

On June 28, 2005, we completed a private placement of $2,249,984 in principal amount of senior convertible promissory notes. In connection with the convertible note offering, we issued warrants to the investors to purchase an aggregate of 85,227 shares of common stock with an exercise price of $4.36 per share. On June 29, 2006, we completed a private placement of 3,414,464 shares of our Series A convertible preferred stock at a per share price of $3.96 for aggregate gross proceeds of $13,521,277. As a result of the Series A preferred stock financing, the convertible promissory notes converted, pursuant to their terms, into an aggregate of 796,086 shares of Series A convertible preferred stock. All of the 5,587,068 shares of Series A preferred stock converted to the same number of shares of common stock on                     , 2006, the day the registration statement, of which this prospectus is a part, was declared effective.

In connection with the two offerings discussed above, we issued to the placement agents for those offerings warrants to purchase an aggregate of 397,102 shares of common stock with an exercise price of $4.36 per share.

In January 2006, we issued 400,000 shares of our common stock to Nippon Shinyaku Co., Ltd. in part consideration for the license of INNO-406 and related intellectual property rights. In February 2006, we issued a warrant to purchase 54,967 shares of our common stock at a price of $2.97 per share to an individual who acted as a finder in connection with the in-licensing of INNO-406.

We agreed with the holders of the securities discussed above to register all of the shares of common stock into which the securities held by them are convertible. In addition, we are registering all shares of common stock owned by our directors and executive officers, anyone owning more than 10% of our common stock and Lindsey Rosenwald. These shares of common stock are being registered to allow for ease of transfer in the future, should transfer be desired by those stockholders. As of the date of this prospectus, none of our directors, executive officers or 10% stockholders has any plan to sell his respective shares.

This prospectus covers the offer and sale by the selling stockholders of up the total number of shares of common stock issued to the selling stockholders as a result of the conversion of their Series A convertible preferred shares plus the total number of shares of common stock issuable upon exercise of the warrants issued to the selling stockholders. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the warrant shares unless otherwise indicated.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution”.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them or if the selling stockholders will sell any of their shares. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders, although the warrant shares will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised.

The following table sets forth the name of each selling stockholder, the number of shares owned (including warrant shares) by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock to be owned by the selling stockholders after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus.

The percentages of shares owned after the offering are based on 3,560,000 shares of our common stock outstanding as of July 31, 2006 and giving effect to the conversion of the 5,587,068 shares of Series A convertible preferred stock into 5,587,068 shares of common stock, plus in each case the shares issuable upon exercise of warrants or options held by the individual selling stockholder but not the others.

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder			# of Shares	% of Class
2000 Rosenwald Family Trust	1,007,488	1,007,488	639,604	7.21%
Abraham, Alfred	18,939	18,939	-0-	-0-
Abrahams, Jerrold	18,953	18,953	-0-	-0-
Ahn, Mark J.	9,476	9,476	-0-	-0-
Ahumada, Jorge	12,626	12,626	-0-	-0-
AJ Muir-Taylor	12,626	12,626	-0-	-0-
Albestein, Andrew W.	63,159	63,159	-0-	-0-
Altschuler, Jorge	10,101	10,101	-0-	-0-
American Portfolios Financial Services(A)	625	625	-0-	-0-
Balanced Investment, LLC	63,159	63,159	-0-	-0-
Bartolone, Jr. Frank J.	5,050	5,050	-0-	-0-
Bartolone, Sr. Frank J.	5,050	5,050	-0-	-0-
Benadum, David	3,790	3,790	-0-	-0-
Benjamin, Anthony M.	6,313	6,313	-0-	-0-
Bershad, David J.	18,953	18,953	-0-	-0-
Beyda, Mylo	9,476	9,476	-0-	-0-
Birmingham Hematology & Oncology Associates Profit Sharing Plan FBO Jimmie H. Harvey	12,626	12,626	-0-	-0-
Blalock, Jr. Hill	12,626	12,626	-0-	-0-
Boone, H. Shepard(A)	25,252	25,252	-0-	-0-
Brandt, Suzanne	12,626	12,626	-0-	-0-
Bresler, Alan & Hanna Bresler	6,313	6,313	-0-	-0-
Brino Investment Ltd.	15,789	15,789	-0-	-0-
Bush, Jr., Kenneth E.	12,626	12,626	-0-	-0-
Cantrell, Jr., James E.	12,626	12,626	-0-	-0-
Casey, John P. (A)	25,252	25,252	-0-	-0-
Caspi, Avi & Lauren Caspi	6,313	6,313	-0-	-0-
Christakos, Basil(A)	8,871	2,000	6,871	*
Cox, Archibald	63,131	63,131	-0-	-0-
Craig, Adam R. (1)	94,740	94,740	-0-	-0-
Craig, Adam R. and Lynne R. Craig (Joint Tenants with Rights of Survivorship)(1)	18,953	18,953	-0-	-0-
Cranshire Capital, LP	63,131	63,131	-0-	-0-
Curtin, Sr., Thomas J.	12,626	12,626	-0-	-0-
Davis, Jr., Hartwell	50,505	50,505	-0-	-0-
Debler, Edmund A.	10,101	10,101	-0-	-0-
Delaware Charter Guarantee and Trust Company F/B/O Howard Tanning IRA R/O	18,953	18,953	-0-	-0-
Dickinson, Robert P.	6,313	6,313	-0-	-0-
Dougherty, John J. (A)	37,878	37,878	-0-	-0-
Dovolis, Gregory J.	3,790	3,790	-0-	-0-
Doyle, J. William	7,580	7,580	-0-	-0-
Dr. G. Bruce Miles, IRA R/O	5,050	5,050	-0-	-0-
Dunkin, John O.	3,790	3,790	-0-	-0-
Dweck, Isaac R.	37,907	37,907	-0-	-0-
Dweck, Morris	9,476	9,476	-0-	-0-
Dweck, Nathan	9,476	9,476	-0-	-0-
Dweck, Ralph	9,476	9,476	-0-	-0-

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder			# of Shares	% of Class
ECOrg, LLC	88,383	88,383	-0-	-0-
Eisenberg, Jeff	6,313	6,313	-0-	-0-
Fiore, Neal(A)	6,313	6,313	-0-	-0-
Fischer, Bruce	50,505	50,505	-0-	-0-
Friedman, Robert(A)	133	133	-0-	-0-
Fuel Investments, LLC	12,626	12,626	-0-	-0-
Geiger, Jr. Hollis N. (A)	6,313	6,313	-0-	-0-
Gipson, Robert L. (A)	63,131	63,131	-0-	-0-
Gottlieb, Jacob	37,907	37,907	-0-	-0-
Grand Cathay Venture Capital Co., Ltd.	101,010	101,010	-0-	-0-
Grand Cathay Venture Capital III Co., Ltd.	101,010	101,010	-0-	-0-
Grapemeadow, NV	151,629	151,629	-0-	-0-
Greszes, Ben	6,313	6,313	-0-	-0-
H. Martyn Group Ltd., Profit Sharing Plan & Trust(A)	6,313	6,313	-0-	-0-
Hackney One	12,626	12,626	-0-	-0-
Hackney, Brenda	12,626	12,626	-0-	-0-
Haddad, Victor	12,626	12,626	-0-	-0-
Ham, Jack R.	7,580	7,580	-0-	-0-
Harewood Nominees Ltd. A/C 4689000	29,166	29,166	-0-	-0-
Heller, Ben	113,691	113,691	-0-	-0-
Henderson Global Multi-Strategy Equity Fund	72,727	72,727	-0-	-0-
Henderson North American Multi-Strategy Equity Fund	24,368	24,368	-0-	-0-
Jaeger, Bruce W. (A)	63,131	63,131	-0-	-0-
James Shepler IRA R/O	8,838	8,838	-0-	-0-
Jaroslawicz, David	113,691	113,691	-0-	-0-
Joseph Stevens, Inc.	4,587	4,587	-0-	-0-
Katzmann, Scott(A)	52,581	25,097	27,484	*
Kelly, Steven(2)	262,200	158,000	104,200	1.13%
Kestenbaum, Jay	6,313	6,313	-0-	-0-
Kevles, Daniel J. & Bettyann Kevles	6,313	6,313	-0-	-0-
King, Matthew A.	6,313	6,313	-0-	-0-
Knox, John(A)	33,484	6,000	27,484	*
Kretschmer, Klaus	101,010	101,010	-0-	-0-
Krieger, Daniel	6,313	6,313	-0-	-0-
Lambert, Jr. Thomas A.	12,626	12,626	-0-	-0-
Lefkovits, Albert M.	12,626	12,626	-0-	-0-
Legg, Jr., William A.	25,252	25,252	-0-	-0-
Lewis, Sam J.	12,626	12,626	-0-	-0-
Lifschitz, Phil	18,953	18,953	-0-	-0-
Lindley, Michael G.	50,505	50,505	-0-	-0-
Lindsey A. Rosenwald Alaska Trust	192,385	192,385	-0-	-0-
Lindsey A. Rosenwald Delaware Trust	68,709	68,709	-0-	-0-
Lindsey A. Rosenwald Nevada Trust	68,709	68,709	-0-	-0-
Lindsey A. Rosenwald Rhode Island Trust	68,709	68,709	-0-	-0-
Lobell, Jay(3)(A)	163,200	163,200	137,418	1.50%
Lydon, Harris(A)	29,009	25,574	3,435	*
Maas, Elizabeth A.	6,313	6,313	-0-	-0-

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder			# of Shares	% of Class
Mayer, III, W. Charles(A)	12,626	12,626	-0-	-0-
McCabe, Murray J. (A)	59,981	59,981	-0-	-0-
McInerney, Timothy(A)	35,353	999	34,354	*
McIntosh, Cooper A.	12,626	12,626	-0-	-0-
Meleski, Jill	12,936	6,065	6,871	*
Mike Pat Mike Family Ltd. Partnership	6,313	6,313	-0-	-0-
Miles, Andrew(A)	663	663	-0-	-0-
Miles, Sr. Barry J.	3,787	3,787	-0-	-0-
Millstone, Robert D. (A)	3,750	3,750	-0-	-0-
Milstein, Albert	18,939	18,939	-0-	-0-
Mitchell, Jeffrey S.	12,626	12,626	-0-	-0-
Modern Capital Fund, LLC	37,878	37,878	-0-	-0-
Moise Hendeles TTEE, The Hendeles Grandchildren Trust #2 DTD 2/23/93	6,313	6,313	-0-	-0-
Moise Hendeles TTEE, The Hendeles Grandchildren Trust DTD 1/1/89	6,313	6,313	-0-	-0-
Moise Hendeles TTEE, The Hendeles Living Trust	6,313	6,313	-0-	-0-
Moore, Elizabeth R.	6,313	6,313	-0-	-0-
Mullen, Michael A.	7,580	7,580	-0-	-0-
Nasser, Jr., William	7,580	7,580	-0-	-0-
NBC Securities, Inc.(A)	538	538	-0-	-0-
Neel B & Martha N. Ackerman, JTWROS	18,953	18,953	-0-	-0-
Neurological Associates PC 401(K) Profit Sharing Trust FBO: J. Finley McRae	12,626	12,626	-0-	-0-
Newton, Harry	37,878	37,878	-0-	-0-
Nicholas B. Kronwall Trust Dated 11/12/69	15,151	15,151	-0-	-0-
Oppenheim Pramerica Asset Management S.a.r.l. on behalf of FCP OP Medical BioHe@lth-Trends	176,767	176,767	-0-	-0-
OZF Investment. LLC	126,262	126,262	-0-	-0-
PAM Investments Ltd.-I	20,000	20,000	-0-	-0-
Panebianco, Antonio C. & Linda B.	6,313	6,313	-0-	-0-
Paramount Biosciences LLC(4)	1,028,634	1,028,634	-0-	-0-
Pasquel, Mario and Begona Miranda	10,101	10,101	-0-	-0-
Paul J. Solit & Julie B. Solit JT TEN	12,626	12,626	-0-	-0-
Pearl Capital Partners, LP	9,476	9,476	-0-	-0-
Penn Footwear Retirement Trust	12,626	12,626	-0-	-0-
Plonish, Kristen(A)	6,011	2,576	3,435	*
Pogue World Fund Ltd.	20,000	20,000	-0-	-0-
Polan, Neal	4,545	4,545	-0-	-0-
Poma, Eric(5)	63,160	63,160	-0-	-0-
Prudence Venture Investment Corp.	75,758	75,758	-0-	-0-
Pudelsky, David & Nancy	7,580	7,580	-0-	-0-
Punk, Ziegel & Company, LP(A)	133,863	133,863	-0-	-0-
Reif, Louis	7,580	7,580	-0-	-0-
Renov, Ruki	50,505	50,505	-0-	-0-
Riverside Contracting LLC(6)	34,728	34,728	-0-	-0-
Rocamboli, Stephen (Trust) (7)(A)	91,756	4,000	87,756	*
Rosen, J. Philip	6,313	6,313	-0-	-0-

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholder			# of Shares	% of Class
Rosenman, Michael	52,581	25,097	27,484	*
Rosenwald, Lindsay	478,272	478,272	-0-	-0-
Ruggeberg, Karl(A)	6,143	2,708	3,435	*
SDS Capital Group SPC, Ltd.	101,010	101,010	-0-	-0-
Sherman, Steven A. (A)	1,875	1,875	-0-	-0-
Shoup, Stefan P.	6,313	6,313	-0-	-0-
Sink, Scott G.	12,626	12,626	-0-	-0-
Sky Ventures	50,505	50,505	-0-	-0-
Smith, Alfred J.	12,626	12,626	-0-	-0-
Smithfield Fiduciary, LLC	378,788	378,788	-0-	-0-
Sorkin, Howard	37,907	37,907	-0-	-0-
South Ferry #2, LP	252,525	252,525	-0-	-0-
Stahler, Esther	50,505	50,505	-0-	-0-
Steinberg, Sam and Channa	25,252	25,252	-0-	-0-
Strauss, Gary J.	18,953	18,953	-0-	-0-
Tanna Enterprises	12,626	12,626	-0-	-0-
The Shoup Revocable Trust U/A/D 4/29/03	17,051	17,051	-0-	-0-
The Weyers Group, LLC	25,252	25,252	-0-	-0-
Tisu Investment Ltd.	18,953	18,953	-0-	-0-
Tisu Investment, Ltd.	12,626	12,626	-0-	-0-
Tsao, Preston(A)	4,375	4,375	-0-	-0-
Twiford, J. Ranier(A)	37,878	37,878	-0-	-0-
Vitale, Fred L.	9,476	9,476	-0-	-0-
Walthall, Lee	12,626	12,626	-0-	-0-
Weinberger, Hillel	126,318	126,318	-0-	-0-
Weiser, Michael(8) (A)	194,085	1,700	192,385	2.10%
Wolcot Capital(A)	12,626	12,626	-0-	-0-
Wouters, Erich W.	12,626	12,626	-0-	-0-
Yonemoto, Kazuaki(9)	54,967	54,967	-0-	-0-
Total	9,025,464	8,362,852	662,612	7.16%

*	Less than 1%
(1)	Mr. Craig is an executive officer of our company.
(2)	Mr. Kelly is the President and a director of our company.
(3)	Mr. Lobell is a director of our company.
(4)	Paramount Biosciences LLC lent us money under a future advance promissory note, dated June 21, 2004. The $4,073,389.87 in aggregate principal and accrued interest converted into 1,028,634 shares of Series A preferred stock on June 29, 2006, which shares converted into 1,028,634 shares of common stock on , 2006.
(5)	Mr. Poma is an executive officer of our company.
(6)	One of our directors, Neil Herskowitz, is the manager and an equity owner of Riverside Contracting LLC.
(7)	Mr. Rocamboli was a director of our company and our Secretary until July 6, 2006.
(8)	Dr. Weiser was a director of our company until July 6, 2006.
(9)	Consists of a warrant to purchase 54,969 shares of common stock.
(A)	We have been advised that this selling stockholder is either an NASD-registered broker-dealer or an affiliate of an NASD-registered broker-dealer. We have been further advised that such selling stockholder purchased or acquired our securities in the ordinary course of business, and at the time of purchase or acquisition of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities or any securities issuable upon conversion or exercise thereof.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders, including American Portfolio Financial Services, NBC Securities, Inc. and Punk, Ziegel & Company, L.P., and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholders on the resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Those selling stockholders who also are directors or executive officers of our company or who own 10% or more of our common stock will be prohibited from selling any shares of our common stock unless such sale is in compliance with Rule 144. Rule 144 restricts the amount of stock those individuals may sell in any three-month period to the greater of 1% of the outstanding shares of our common stock or the average weekly reported trading volume for the four weeks prior to the proposed sale. Rule 144 also imposes limitations on the manner in which those individuals may sell their shares.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, sold to or through a broker, dealer or underwriter in a public securities transaction or sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file information with the SEC concerning our business and operations, including annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-3628. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file information electronically with the SEC.

VALIDITY OF COMMON STOCK

The validity of the shares offered by this prospectus has been passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

Our financial statements as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and for the periods from March 24, 2004 (date of inception) to December 31, 2004 and 2005, included in this prospectus, have been included herein in reliance on the report thereon, which includes an explanatory paragraph relating to our ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Index to Financial Statements

Index

Page
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets
December 31, 2005 and December 31, 2004	F-3

Statements of Operations
Year Ended December 31, 2005, Period from March 24, 2004 (Inception) to December 31, 2004 and Period from March 24, 2004 (Inception) to December 31, 2005	F-4

Statements of Changes in Stockholders’ Deficiency
Year Ended December 31, 2005, Period from March 24, 2004 (Inception) to December 31, 2004 and Period from March 24, 2004 (Inception) to December 31, 2005	F-5

Statements of Cash Flows
Year Ended December 31, 2005, Period from March 24, 2004 (Inception) to December 31, 2004 and Period from March 24, 2004 (Inception) to December 31, 2005	F-6

Notes to Financial Statements	F-7/13

Condensed Balance Sheets (Unaudited)
March 31, 2006 and December 31, 2005	F-14

Condensed Statements of Operations (Unaudited)
Three Months Ended March 31, 2006, Three Months Ended March 31, 2005 and Period from March 24, 2004 (Inception) to March 31, 2006	F-15

Condensed Statements of Changes in Stockholders’ Deficiency (Unaudited)
Three Months Ended March 31, 2006 and Period from March 24, 2004 (Inception) to December 31, 2005	F-16

Condensed Statements of Cash Flows (Unaudited)
Three Months Ended March 31, 2006, Three Months Ended March 31, 2005 and Period from March 31, 2004 (Inception) to March 31, 2006	F-17

Notes to Condensed Financial Statements (Unaudited)	F-18/20

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Innovive Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Innovive Pharmaceuticals, Inc. (A Development Stage Company) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2005, the period from March 24, 2004 (Inception) to December 31, 2004 and the period from March 24, 2004 (Inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovive Pharmaceuticals, Inc. as of December 31, 2005 and 2004, and its results of operations and cash flows for the year ended December 31, 2005, the period from March 24, 2004 (Inception) to December 31, 2004 and the period from March 24, 2004 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from its inception through December 31, 2005 and it had a stockholders’ deficiency as of December 31, 2005. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    J.H. Cohn LLP

Roseland, New Jersey

March 22, 2006

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

BALANCE SHEETS

DECEMBER 31, 2005 AND DECEMBER 31, 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$133,594	$22,734
Other current assets	14,564	—

Total Current Assets	148,158	22,734
Office equipment, net of accumulated depreciation of $8,840 and $987, respectively	67,552	8,888
Security deposits	105,969	—
Debt issuance cost, net of accumulated amortization of $178,726	178,626	—

TOTAL ASSETS	$500,305	$31,622

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,233,042	$50,179
Note payable – related party	350,000	—
Senior convertible notes, net of debt discount of $127,619	2,122,365	—
Accrued interest – related party	23,284	—
Accrued interest – senior notes	56,404	—
Warrant liability	402,292	—

TOTAL CURRENT LIABILITIES	4,187,387	50,179
Note payable – related party	1,397,000	350,000
Accrued interest – related party	49,769	5,784

TOTAL LIABILITIES	5,634,156	405,963

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIENCY
Preferred stock: $0.001 par value: 5,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2005 and 2004	—	—
Common stock: $0.001 par value: 25,000,000 shares authorized, 3,560,000 shares issued and outstanding at December 31, 2005, and 3,002,100 shares issued and outstanding at December 31, 2004	3,560	3,002
Stock subscriptions receivable	—	(3,002)
Additional paid-in capital	1,050,961	—
Deferred compensation	(135,092)	—
Deficit accumulated in the development stage	(6,053,280)	(374,341)

Total Stockholders’ deficiency	(5,133,851)	(374,341)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$500,305	$31,622

See Notes to Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year ended 2005	Period from 3/24/2004 (inception) to 12/31/2004	Period from 3/24/2004 (inception) to 12/31/2005
OPERATING EXPENSES
Research and development, principally license fees	$3,628,390	$168,591	$3,796,981
General and administrative	1,656,193	199,966	1,856,159

Total Operating Expenses	5,284,583	368,557	5,653,140

LOSS FROM OPERATIONS	(5,284,583)	(368,557)	(5,653,140)
INTEREST INCOME	16,217	—	16,217
INTEREST EXPENSE (includes amortization of debt discount and revaluation of warrant liability)	(410,573)	(5,784)	(416,357)

NET LOSS	$(5,678,939)	$(374,341)	$(6,053,280)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED	$(1.83)	$(0.12)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	3,107,338	3,002,100

See Notes to Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE YEAR ENDED DECEMBER 31, 2005, PERIOD FROM MARCH

24, 2004 (Inception) TO DECEMBER 31, 2004 AND PERIOD FROM

MARCH 24, 2004 (Inception) TO DECEMBER 31, 2005

	Common Stock
	Shares	Amount	Stock Subscription Receivable	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated in the development stage	Total
Issuance of common stock to founders and officer at $.001 per share	3,002,100	$3,002	$(3,002)				$—
Net loss						$(374,341)	(374,341)

Balance, December 31, 2004	3,002,100	3,002	(3,002)	$—	$—	(374,341)	(374,341)
Issuance of common stock to officers at $.001 per share	157,900	158	(158)	173,690	(173,690)		—
Payments received for stock subscriptions			3,160				3,160
Amortization of deferred stock based compensation					38,598		38,598
Shares issued in connection with license agreement at $3.96 per share	200,000	200		791,600			791,800
Shares issued in connection with license agreement held in escrow	200,000	200					200
Stock-based compensation to consultants				85,671			85,671
Net loss						(5,678,939)	(5,678,939)

Balance, December 31, 2005	3,560,000	$3,560	$—	$1,050,961	$(135,092)	$(6,053,280)	$(5,133,851)

See Notes to Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year ended 2005	Period from 3/24/2004 (inception) to 12/31/2004	Period from 3/24/2004 (inception) to 12/31/2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,678,939)	$(374,341)	$(6,053,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related party on behalf of the Company	20,000	100,000	120,000
Depreciation and amortization	7,853	987	8,840
Stock-based compensation to consultants	85,671	—	85,671
Stock-based compensation to employees	38,598	—	38,598
Stock issued in connection with license agreement	792,000	—	792,000
Amortization of debt discount	127,619	—	127,619
Amortization of debt issuance cost	178,726	—	178,726
Gain on fair value of warrants	(19,445)	—	(19,445)
Changes in operating assets and liabilities:
Increase in other current assets	(14,564)	—	(14,564)
Increase in security deposits	(105,969)	—	(105,969)
Increase in accounts payable and accrued expenses	1,182,863	50,179	1,233,042
Increase in accrued interest payable	123,673	5,784	129,457

Net Cash Used In Operating Activities	(3,261,914)	(217,391)	(3,479,305)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of office equipment	(66,517)	(9,875)	(76,392)

Net Cash Used In Investing Activities	(66,517)	(9,875)	(76,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable to related party	1,377,000	250,000	1,627,000
Proceeds from senior convertible notes	2,249,984		2,249,984
Proceeds from subscriptions receivable	3,160		3,160
Payments for debt issuance costs	(190,853)	—	(190,853)

Net Cash Provided By Financing Activities	3,439,291	250,000	3,689,291

NET INCREASE IN CASH AND CASH EQUIVALENTS	110,860	22,734	133,594
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	22,734	—	—

CASH AND CASH EQUIVALENTS—END OF YEAR	$133,594	$22,734	$133,594

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Common stock issued to officers in exchange for subscriptions receivable	$173,690		$173,690

Value of warrants allocated to senior convertible notes	$255,238		$252,238

Value of warrants issued to the placement agent in connection with senior convertible notes	$166,499		$166,499

See Notes to Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1—Business, basis of presentation and summary of significant accounting policies:

Business:

Innovive Pharmaceuticals, Inc. (“Innovive” or the “Company”) was incorporated in the State of Delaware on March 24, 2004. Innovive is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s current licensed compound targets the treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases.

Basis of presentation:

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring a license for its pharmaceutical compound, performing business and financial planning and raising funds through the issuance of notes payable, and it has not generated any revenues. Accordingly, the Company is considered to be in the development stage.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended December 31, 2005, the Company incurred a net loss of $5,678,939 and it had a loss from inception through December 31, 2005 of $6,053,280 and a stockholders’ deficiency as of December 31, 2005 of $5,133,851. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but it cannot assure that such financing will be available on acceptable terms. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed Federally insured limits.

Office equipment:

Office equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the related assets of five and seven years.

Debt issuance costs and debt discount:

Debt issuance costs and debt discount incurred in connection with the issuance of the senior convertible notes are being amortized over the term of one year on a straight-line basis, which approximates the effective interest method.

Stock–Based compensation:

The Company accounts for stock options granted to non-employees on a fair value basis in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Any options issued to non-employees are recorded in the financial statements using the fair value method and then amortized to expense over the applicable service periods. As a result, the non-cash charge to operations for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the fair value of the options.

For the purpose of valuing options granted to employees, directors and consultants, the Company has valued the options using the Black-Scholes option pricing model with the following assumptions in 2005:

Risk-free interest rate	3.84 - 4.34%
Volatility	80%
Lives in years	6.5 – 7
Dividend yield	0%

Accounting for warrants issued with convertible debt:

The Company accounts for the value of warrants and the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the-money at the commitment date pursuant to the consensuses for EITF Issue No. 98-5, EITF Issue No. 00-27 and EITF Issue No. 00-19. Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants or any other detachable instruments included in the exchange. The fair value of the warrants is allocated to warrant liability and to debt discount, which is charged to interest expense over the term of the debt instrument. The warrant liability is adjusted to its fair value at the end of each reporting period. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

Research and development:

Research and development costs are expensed as incurred.

Income taxes:

Under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all deferred tax assets will not be realized.

Earnings (loss) per common share:

“Basic” earnings (loss) per common share equals net income (loss) divided by weighted average common shares outstanding during the period. “Diluted” earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period, adjusted for the effects of potentially dilutive securities. The Company’s basic and diluted per share amounts are the same since the Company is in a loss position. As of December 31, 2005 there were 140,976 warrants and 94,800 stock options outstanding which are potentially dilutive.

Note 2—Note payable—related party:

In June 2004, the Company entered into an open-ended future advance promissory note agreement whereby Paramount BioCapital Investments, LLC (“PBCI”), an affiliate of Paramount BioCapital, Inc. (“Paramount”) (see Note 3), agreed to advance funds for obligations arising out of the operations of Innovive’s business. Each individual note accrues interest at a fixed rate equal to 5% per annum and becomes payable upon the earlier of two years from the date of issuance of the note or the date on which Innovive enters into certain specified financing transactions. Borrowings were drawn by the Company on various dates between June 2004 and June 2005. Interest expense totaled $67,269 for the year ended December 31, 2005 and $5,784 and $73,053 for the periods from March 24, 2004 (Inception) to December 31, 2004 and December 31, 2005, respectively. The amount due PBCI, including accrued interest, was $1,820,053 and $355,784 as of December 31, 2005 and December 31, 2004, respectively.

Management does not believe that the Company could borrow a comparable amount from an unrelated party under terms as favorable as those received from PBCI. However, due to the related party nature of the transaction, management also believes that determining the fair value of the borrowings as of December 31, 2005 is not practicable.

Note 3—Senior convertible notes:

The Company engaged Paramount in May 2005 as placement agent to assist in its June 2005 private placement offering of senior convertible promissory notes on a “best efforts” basis. Lindsay A. Rosenwald, M.D. is chairman and chief executive officer of Paramount and its affiliates. Dr. Rosenwald and trusts for the benefit of Dr. Rosenwald own an aggregate of 42.1% of the Company’s common stock.

On June 28, 2005, the Company issued 5% senior convertible notes in the aggregate principal amount of $2,249,984 (the “Notes”) of which $48,357 in principal amount was issued to a related party. The Notes mature on June 28, 2006. However, at the option of the Company, the Notes may be extended to June 28, 2007 at an increased interest rate of 8%.

Upon the closing of an equity financing transaction from which the Company receives proceeds of at least $5,000,000, the Notes, plus all accrued interest, will automatically convert into the same securities issued in the equity financing transaction at a conversion price equal to 75% of the per share price of the securities sold. The Notes will also automatically convert into equity securities of the Company immediately prior to a sale of the Company, as defined. In addition, each noteholder is entitled to receive warrants to purchase a number shares of the Company’s common stock equal to 15% of the principal amount of the Notes purchased divided by the lowest price paid for securities in an equity financing transaction from which the Company receives proceeds of at least $5,000,000 prior to the maturity of the Notes. Each warrant issued as a result of such a qualifying equity financing transaction would be exercisable at a price per share equal to 110% of the price per share of the securities in the qualifying equity financing transaction and would be exercisable for a period of seven years. The Company allocated proceeds of $255,238 from the sale of the Notes to the warrants determined by using the Black-Scholes option pricing model and the Notes at the time of issuance which was recorded as a warrant liability and as debt discount, which reduced the carrying values of the Notes.

Alternatively, if a qualifying equity financing transaction does not take place prior to the maturity of the Notes, each noteholder would then be entitled to receive warrants to purchase a number shares of the Company’s common stock equal to 15% of the principal amount of the Notes purchased divided by the fair market value of the Company’s common stock determined based on $12,500,000 divided by the number of common shares then outstanding on a fully-diluted basis. Each warrant so issued would be exercisable at a price per share equal to 110% of that fair market value and would be exercisable for a period of seven years.

The intrinsic value of the shares of common stock issuable upon the assumed conversion of the Notes as of the commitment date exceeded the proceeds from the issuance of the Notes (less the amount allocated to the warrants) by approximately $1,005,000, which represents a contingent beneficial conversion feature which will be recognized and charged to interest expense if and when the Company receives proceeds of at least $5,000,000 in a qualified equity financing.

The Notes were sold primarily to unrelated parties on June 28, 2005 and, accordingly, management believes that their carrying value at December 31, 2005 does not differ materially from their fair value.

In connection with the offering of the Notes, Paramount and the Company entered into an exclusive introduction agreement dated as of May 17, 2005, as amended on May 23, 2005, pursuant to which the Company paid Paramount, cash commissions of $141,410 for its services. The Company also reimbursed Paramount for $27,977 of expenses (including legal fees) incurred in connection with the offering. The Company also has agreed to pay to Paramount a commission on sales by the Company of securities during the 12-month period subsequent to June 28, 2005 (other than in a public offering) to the purchasers of notes who were introduced to the Company by Paramount. The Company also granted Paramount the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 36-month period following June 28, 2005.

In addition, Paramount received a warrant to purchase a number shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased divided by the lowest price paid for securities in an equity financing transaction from which the Company receives proceeds of at least $5,000,000 prior to the maturity of the Notes. Alternatively, if a qualifying equity financing transaction does not take place prior to the maturity of the Notes, Paramount would then be entitled to receive warrants to purchase a number shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased divided by the fair market value of the Company’s common stock determined based on $12,500,000 divided by the number of common shares then outstanding on a fully-diluted basis without giving effect to the possible conversion of the Notes. The warrants are exercisable at a price per share equal to 110% of the related price per share set forth above of the securities in the qualifying equity financing transaction and are exercisable for a period of seven years. Based on the Black-Scholes option pricing model the value of the warrants initially included in the warrant liability was $166,499.

Note 4—Administrative services:

The Company pays monthly fees for administrative services of $600 to PBCI. Administrative service fees were $7,200 for the year ended December 31, 2005 and were $3,000 and $10,200 for the periods from March 24, 2004 (Inception) to December 31, 2004 and December 31, 2005, respectively.

A director of the Company, another director who is also the Company’s Secretary, and the Company’s Treasurer, are also full-time employees of either Paramount or its affiliates. The Company does not pay any compensation to them for their services as directors or officers of the Company.

Note 5—License agreements:

In March 2005, the Company entered into an agreement to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize technology for treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases (the “[Met5]-enkephalin Technology”). The amount expended under this agreement and charged to research and development expense for the year ended December 31, 2005 was $750,000. The Company may also owe milestone and royalty payments to the licensor of up to an aggregate $26,750,000 based on milestones achieved or on future net sales, as defined, of products derived from [Met5]-enkephalin Technology. In addition, the Company is obligated during the term of the license agreement to fund an annual $100,000 sponsored research payment to Pennsylvania State University College of Medicine. There are no minimum royalties required under the agreement. No milestone payments were earned as of December 31, 2005.

On December 15, 2005, the Company entered into an exclusive worldwide royalty-bearing license agreement with the Sloan-Kettering Institute for Cancer Research (“SKI”), including the right to grant sub-licenses, for the intellectual property relating to INNO-305 for all diseases, disorders and/or conditions, including but not limited to, oncology. The license agreement expires on a country-by-country basis upon expiration of the subject patent rights. The INNO-305 license agreement includes a PTC patent application published in 2005; three U.S. provisional patent applications filed in 2005; and a U.S. continuation patent application claiming priority to an application filed in 2003.

In consideration for the grant of the license to INNO-305, in December 2005 the Company paid an initial license fee of $200,000 and agreed to make additional payments in the aggregate amount of up to $6,600,000 upon the achievement of clinical and regulatory milestones. The Company also agreed to pay:

•	commercially reasonable royalties based on a percentage of net sales;

•	an annual license maintenance fee beginning on the first anniversary of the agreement and ending on the first commercial sale of INNO-305;

•	annual minimum payments for sales of INNO-305 for specified indications; and

•	a percentage of non-royalty sub-licensing income.

The license agreement includes covenants that require the Company to, among other things: initiate clinical trials by specific dates; use the Company’s commercially reasonable efforts to bring a licensed product to market; and prosecute and maintain patents related to INNO-305. In the event that the Company breaches a material term of the SKI license agreement, SKI has the right to option to terminate the agreement following the giving of notice and an opportunity to cure any such breach.

On December 28, 2005, the Company entered into an exclusive worldwide (with the exception of Japan) royalty-bearing license agreement with Nippon Shinyaku, including the right to grant sub-licenses, for the intellectual property relating to INNO-406 in any field. The Nippon Shinyaku license agreement expires on a country-by-country basis upon expiration of the subject patent rights. The INNO-406 license covers two PTC patent applications filed in 2003 and 2004, respectively.

In consideration for the grant of the license to INNO-406, in December 2005 the Company paid Nippon Shinyaku an initial license fee of $600,000, and agreed to make additional payments in the aggregate amount of up to $13,350,000 upon the achievement of clinical and regulatory milestones. The Company also issued to Nippon Shinyaku 400,000 shares of common stock, of which 200,000 vested immediately. The vested shares were valued at $792,000 and expensed as a part of the license fee. The remaining 200,000 shares are being held in escrow until the IND for INNO-406 is accepted for review by the FDA. In addition, the Company paid a finder’s fee of $100,000 and is obligated to issue a warrant to purchase 54,967 shares of common stock with an exercise price of $2.97 per share. The warrants were valued at $171,675 and expensed as part of the license fee. The warrant is immediately exercisable and expires in February 2013. The warrants were issued in February 2006.

In the event the license agreement expires or is terminated before the IND is accepted, these shares will revert to the Company and be cancelled or remain issued as treasury stock. The Company also agreed to pay:

•	commercially reasonable royalties based on a percentage of net sales, dependent on reaching certain revenue thresholds;

•	annual minimum payments if sales of INNO-406 do not meet specified levels; and

•	a percentage of non-royalty sub-licensing income.

The license agreement includes covenants that require the Company to, among other things: file an NDA by a specific date; and use its commercially reasonable efforts to bring a licensed product to market. In the event that the Company breaches a material term of the license agreement, Nippon Shinyaku has the option to terminate the agreement following giving of notice and an opportunity to cure any such breach.

Note 6—Income taxes:

There was no current or deferred income tax provision for the year ended December 31, 2005 or for the period from March 24, 2004 (Inception) to December 31, 2004.

The Company’s deferred tax assets as of December 31:

	2005	2004
Net operating loss carryforwards—Federal	$1,688,000	$127,000
Net operating loss carryforwards—State	298,000	22,000

Totals	1,986,000	149,000
Less valuation allowance	(1,986,000)	(149,000)

Deferred tax assets	$—	$—

At December 31, 2005, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $4,965,000.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

A valuation allowance is provided when it is more likely than not than some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the year ended December 31, 2005 and the period from March 24, 2004 (Inception) to December 31, 2004 was an increase of $1,986,000 and $149,000, respectively. The tax benefit assumed using the Federal statutory tax rate of 34% has been reduced to an actual benefit of zero due principally to the aforementioned valuation allowance.

Note 7—Commitments:

Employment agreements:

The Company has employment agreements with its key executives. At December 31, 2005, future employment contract commitments for such key executives total approximately $660,000, $520,000 and $90,000 for the years ending December 31, 2006, 2007 and 2008, respectively. In connection with one of the agreements the company is obligated to issue stock options sufficient to maintain a minimum ownership percentage.

During 2005, the Company issued 157,900 shares of restricted common stock to two officers for subscriptions receivable totaling $158, or $.001 per share. These shares vest equally over a three-year period and had an estimated fair value of $1.10 per share or $173,690. Accordingly, the Company recorded deferred compensation expense in its statement of stockholders’ deficiency and additional paid-in capital for the same amount. The Company recorded amortization of deferred compensation expense of $38,598 for the year ended December 31, 2005.

Operating lease:

In March 2005, the Company signed an agreement to lease office space. The lease commenced April 1, 2005 and expires on August 30, 2012. Rent expense for the year ended December 31, 2005 was $157,491.

Future minimum lease payments under this lease subsequent to:

Amount
Year ended December 31:
2006	$209,988
2007	209,988
2008	209,988
2009	209,988
2010	221,040
Thereafter	368,400

Total	$1,429,392

Note 8—Stock option plan:

In March 2004, Innovive established the 2004 Stock Option Plan (the “Plan”), which provides for the granting of up to 925,000 options to officers, directors, employees and consultants for the purchase of common stock through March 2014. The options will have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value.

In October 2005, the Company entered into a consulting agreement with Howard Scher, M.D., upon which the Consultant shall provide the Company with scientific and medical consulting services in consideration for a monthly payment of $7,500. In addition, the Company granted the Consultant options to acquire three percent (3%) or 94,800 shares of the Company’s then current outstanding common stock, par value $0.001 per share at an exercise price of $1.10 per share. The options shall vest in three (3) equal installments on each anniversary date following the option grant and will be subject to the terms of the Stock Option Plan of the Company.

Note 9—Subsequent events:

As of March 22, 2006, the Company received an additional $1,660,000 under the future advance promissory note issued by PBCI to fund the acquisitions of INNO-305 and INNO-406.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Condensed Balance Sheets

	March 31, 2006	December 31, 2005
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$105,518	$133,594
Other current assets	13,600	14,564

Total Current Assets	119,118	148,158
Office equipment, net of accumulated depreciation of $12,377 and $8,840	68,159	67,552
Other Assets	200,175	284,595

TOTAL ASSETS	$387,452	$500,305

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$608,632	$1,061,367
Note payable – related party	3,747,000	350,000
Senior convertible notes, net of debt discount of $191,429 and $127,619	2,186,175	2,122,365
Accrued interest – related party	108,401	23,284
Accrued interest – senior notes	84,143	56,404
Warrant liability	676,194	573,967

TOTAL CURRENT LIABILITIES	7,410,545	4,187,387
Note payable – related party	—	1,397,000
Accrued interest – related party	—	49,769

TOTAL LIABILITIES	7,410,545	5,634,156

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Preferred stock; $0.001 par value: 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock; $0.001 par value: 25,000,000 shares authorized, 3,560,000 shares issued and outstanding	3,560	3,560
Additional paid-in capital	844,672	1,050,961
Deferred compensation	—	(135,092)
Deficit accumulated in the development stage	(7,871,325)	(6,053,280)

Total Stockholders’ deficiency	(7,023,093)	(5,133,851)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$387,452	$500,305

See Notes to Condensed Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Condensed Statements of Operations

(UNAUDITED)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005	Period from March 24, 2004 (inception) to March 31, 2006
OPERATING EXPENSES
Research and development	$1,077,118	$654,778	$4,874,099
General and administrative	564,791	189,611	2,420,949

Total Operating Expenses	1,641,909	844,389	7,295,048

LOSS FROM OPERATIONS	(1,641,909)	(844,389)	(7,295,048)
INTEREST INCOME	1,165	—	17,382
INTEREST EXPENSE (includes amortization of debt discount and change in fair value of warrant liability)	(177,301)	(5,452)	(593,659)

NET LOSS	$(1,818,045)	$(849,841)	$(7,871,325)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED	$(.51)	$(0.28)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	3,560,000	3,002,100

See Notes to Condensed Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Condensed Statements Of Changes In Stockholders’ Deficiency

For The Three Months Ended March 31, 2006 and Period From March

24, 2004 (Inception) To December 31, 2005

(UNAUDITED)

	Common Stock		Stock Subscription Receivable	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated in the development stage	Total
	Shares	Amount
Issuance of common stock to founders and officer at $.001 per share	3,002,100	$3,002	$(3,002)				$—
Net loss						$(374,341)	(374,341)

Balance, December 31, 2004	3,002,100	3,002	(3,002)	$—	$—	(374,341)	(374,341)
Issuance of common stock to officers at $.001 per share	157,900	158	(158)	173,690	(173,690)		—
Payments received for stock subscriptions			3,160				3,160
Amortization of deferred stock-based compensation					38,598		38,598
Shares issued in connection with license agreement at $3.96 per share	200,000	200		791,600			791,800
Shares issued in connection with license agreement held in escrow	200,000	200					200
Stock-based compensation to consultants				85,671			85,671
Net loss						(5,678,939)	(5,678,939)

Balance, December 31, 2005	3,560,000	3,560	—	1,050,961	(135,092)	(6,053,280)	(5,133,851)
Reclassification of deferred stock-based compensation to employees				(135,092)	135,092		—
Amortization of deferred stock-based employee compensation				14,474			14,474
Reclassification of stock-based compensation to consultant				(85,671)			(85,671)
Net loss						(1,818,045)	(1,818,045)

Balance, March 31, 2006	3,560,000	$3,560	$—	$844,672	$—	$(7,871,325)	$(7,023,093)

See Notes to Condensed Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Condensed Statements of Cash Flows

(UNAUDITED)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005	Period from March 24, 2004 (inception) to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,818,045)	$(849,841)	$(7,871,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related party on behalf of the Company	—	—	120,000
Depreciation and amortization	3,536	781	12,376
Amortization of stock-based compensation to consultants	55,490	—	141,161
Amortization of stock-based compensation to employees	14,474	—	53,072
Stock issued in connection with license agreement	—	—	792,000
Amortization of debt discount	63,810	—	191,429
Amortization of debt issuance costs	89,338	—	268,064
Change in fair value of warrant liability	(38,934)	—	(58,379)
Changes in operating assets and liabilities:
(Increase)/Decrease in other current assets	964	—	(13,600)
Increase in other assets	(4,917)	(105,969)	(110,886)
Increase/(Decrease) in accounts payable and accrued expenses	(452,735)	689,521	608,631
Increase in warrant liability	—	—	171,675
Increase in accrued interest payable	63,087	5,452	192,544

Net Cash Used In Operating Activities	(2,023,932)	(260,056)	(5,503,238)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of office equipment	(4,144)	(11,484)	(80,535)

Net Cash Used In Investing Activities	(4,144)	(11,484)	(80,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable to related party	2,000,000	250,000	3,627,000
Proceeds from senior convertible notes	—		2,249,984
Proceeds from subscriptions receivable	—		3,160
Payments for debt issuance costs	—	—	(190,853)

Net Cash Provided By Financing Activities	2,000,000	250,000	5,689,291

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,076)	(21,540)	105,518
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	133,594	22,734	—

CASH AND CASH EQUIVALENTS—END OF YEAR	$105,518	$1,194	$105,518

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Common stock issued to officers in exchange for subscriptions receivable			$173,690

Value of warrants allocated to senior convertible notes			$255,238

Value of warrants issued to the placement agent in connection with senior convertible notes			$166,499

See Notes to Condensed Financial Statements.

INNOVIVE PHARMACEUTICALS, INC.

(A Development Stage Company)

Notes to Condensed Financial Statements (Unaudited)

Note 1—Business, basis of presentation and summary of significant accounting policies:

Business:

Innovive Pharmaceuticals, Inc. (“Innovive” or the “Company”) was incorporated in the State of Delaware on March 24, 2004. Innovive is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s current licensed compounds target the treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases.

Basis of presentation:

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring a license for its pharmaceutical compound, performing business and financial planning and raising funds through the issuance of notes payable, and it has not generated any revenues. Accordingly, the Company is considered to be in the development stage.

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all information and notes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2006 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2005, which are included elsewhere in this prospectus. The condensed balance sheet as of December 31, 2005 has been derived from the audited financial statements.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2006, the Company incurred a net loss of $1,818,045 and it had a loss from inception through March 31, 2006 of $7,871,325 and a stockholders’ deficiency as of March 31, 2006 of $7,023,093. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but it cannot assure that such financing will be available on acceptable terms. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Stock-Based compensation:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”), “Share-Based Payment”, revising Statement of Financial Accounting

Standards No. 123 (“SFAS 123”) requiring that the fair value of all share-based payments to employees be recognized in the financial statements over the service period. The Company has not issued any employee options through March 31, 2006. The Company adopted SFAS 123(R) effective January 1, 2006, using the modified-prospective transition method. Under this method, the Company is required to recognize compensation expense for the fair value of all awards granted after the date of adoption and for the unvested portion of previously granted options that remain outstanding as of the adoption date. The Company reclassified the amounts in deferred compensation related to the restricted stock granted to two officers upon adoption of SFAS 123R. The impact of adoption was not material.

The Company accounts for stock options granted to non-employees on a fair value basis using the Black-Scholes option pricing method in accordance with SFAS 123R and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The initial non-cash charge to operations for non-employee options with vesting periods are adjusted to the fair value at the end of each reporting period and amortized to consulting expense until such options vest. As of March 31, 2006, there was approximately $183,000 of unamortized consulting expense associated with the unvested options; this amount will be revalued at each reporting period and amortized to operations through September 2008.

The Company has valued the options using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	4.79%
Volatility	71.56%
Lives in years	6.25
Dividend yield	0%

Volatility was calculated based on industry comparables.

Accounting for warrants issued with convertible debt:

The Company accounts for the value of warrants and the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the-money at the commitment date pursuant to the consensuses for EITF Issue No. 98-5, EITF Issue No. 00-19 and EITF Issue No. 00-27. Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants or any other detachable instruments included in the exchange. The fair value of the warrants is allocated to warrant liability and to debt discount, which is charged to interest expense over the term of the debt instrument. The warrant liability is adjusted to its fair value at the end of each reporting period. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved. Since the warrants associated with the senior convertible notes were exercisable into an indeterminable number of common shares, the Company has determined that under the guidance of EITF 00-19, the Company could not conclude that it had sufficient authorized and unissued shares to net-share settle any warrants or options issued to non-employees. Therefore, the Company has classified the fair value of all vested warrants and options issued to non-employees as a liability. The fair value of all vested warrants and options, determined using a Black-Scholes option pricing model for each individual security, outstanding as of March 31, 2006 was $676,194 and is included in warrant liability in the condensed balance sheet. Such warrants and options will be re-measured at each reporting period and the gain or loss from the change in fair value of the warrant liability will be included in operations.

Earnings (loss) per common share:

“Basic” earnings (loss) per common share equals net income (loss) divided by weighted average common shares outstanding during each period. “Diluted” earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period, adjusted for the effects of potentially dilutive securities. The Company’s basic and diluted per share amounts are the same since the Company had losses in each period presented. As of March 31, 2006, there were 140,976 warrants and 94,800 stock options outstanding which are potentially dilutive. As of March 31, 2005 there were no warrants or options outstanding.

Note 2—Note payable-related party:

In June 2004, the Company entered into an open-ended future advance promissory note agreement whereby Paramount Biocapital Investments, LLC or one or more of its affiliates (“Paramount”), agreed to advance funds for obligations arising out of the operations of Innovive’s business. Each individual note accrues interest at a fixed rate equal to 5% per annum and becomes payable upon the earlier of two years from the date of issuance of the note or the date on which Innovive enters into certain specified financing transactions. During the three months ended March 31, 2006, the Company borrowed $2,000,000. Interest expense totaled $35,348 for the three months ended March 31, 2006 and $73,053 and $108,401 for the periods from March 24, 2004 (Inception) to December 31, 2005 and March 31, 2006, respectively. The amount due Paramount, including accrued interest, was $3,855,401 and $1,820,053 as of March 31, 2006 and December 31, 2005, respectively.

Note 3—Administrative services:

The Company pays monthly fees for administrative services of $600 to Paramount. Administrative service fees were $1,800 for the three months ended March 31, 2006 and were $13,200 and $15,000 for the periods from March 24, 2004 (Inception) to December 31, 2005 and March 31, 2006, respectively.

A director of the Company, another director who is also the Company’s Secretary, and the Company’s Treasurer, are also full-time employees of either Paramount or its affiliates. The Company does not pay any compensation to them for their services as directors or officers of the Company.

Note 4—Stock option plan:

In March 2004, Innovive established the 2004 Stock Option Plan (the “Plan”), which provides for the granting of up to 925,000 options to officers, directors, employees and consultants for the purchase of common stock through March 2014. The options will have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value. No employee options have been issued as of March 31, 2006.

As of March 31, 2006, options issued to a consultant for the purchase of 94,800 shares at $1.10 per share were outstanding and will expire in October 2015. Warrants issued to consultants and in connection with the senior convertible notes for the purchase of 140,967 shares at exercise prices ranging from $2.97 to $4.35 per share were outstanding and will expire from June 2012 to February 2013.

Note 5—Subsequent events:

As of June 15, 2006, the Company received an additional $1,540,000 under the future advance promissory note issued by Paramount, and an entity related to the sole shareholder of Paramount to fund operations.

On June 29, 2006, the Company raised gross proceeds of $13,521,277 through the private placement of 3,414,464 shares of its $0.001 par value Series A convertible preferred stock at a price per share equal to $3.96. Each share of Series A convertible preferred stock is convertible into one share of the Company’s common stock. In connection with the private placement, the Company issued warrants to the placement agents and their designees to purchase an aggregate of 341,446 shares of the Company’s common stock with an exercise price of $4.36.

As a result of the stock sale, the senior convertible notes that the Company issued in June 2005 with an aggregate amount of principal and accrued interest of $2,364,415 automatically converted into 796,086 shares of Series A convertible preferred stock. In addition, each purchaser of the senior convertible notes received a warrant to purchase shares of common stock in an amount and with an exercise price to be determined in the next qualified financing round. As a result of the stock offering, the Company issued to the note holders warrants to purchase an aggregate of 85,227 shares of its common stock with an exercise price of $4.36 per share.

Also as a result of the stock sale, the future advance promissory note that the Company issued to Paramount in June 2004 with an aggregate amount of principal and accrued interest of $4,073,390 automatically converted into 1,028,634 shares of Series A convertible preferred stock and the future advance promissory note that the Company issued to an entity related to the sole shareholder of Paramount with an aggregate amount of principal and accrued interest of $1,377,621 automatically converted into 347,884 shares of Series A convertible preferred stock.

The Series A convertible preferred stock will convert into shares of common stock automatically upon the effectiveness of the registration statement that the Company is required, under the terms of the Series A convertible preferred stock financing, to file with the SEC by August 28, 2006. In the event the Company does not comply with the filing and effectiveness deadlines required by the registration rights it granted to the Series A investors, the Company would be required to pay liquidated damages that would not exceed 12% of the aggregate purchase price paid by the Series A investors.

As part of the Series A convertible preferred stock financing, the Company amended and restated its certificate of incorporation to create the Series A convertible preferred stock. The amended and restated certificate of incorporation increased the Company’s authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares, all of which preferred shares are designated as Series A convertible preferred stock, $0.001 par value per share.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

8,362,852 SHARES

INNOVIVE PHARMACEUTICALS

INC.

Common Stock

PROSPECTUS

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

We estimate that expenses payable by us in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$3,385
Legal fees and expenses	30,000
Accounting fees and expenses	15,000
Printing expenses	10,000
Miscellaneous	6,615

Total	$65,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the registrant may and, in certain cases, must be indemnified by the registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney’s fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney’s fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the organization and initial capitalization of our company, in March 2004 we sold an aggregate of 2,844,100 shares of our common stock at a purchase price of $0.001 per share. These transactions were exempt under Section 4(2) of the Securities Act of 1933, as amended.

In June 2004 we sold 158,000 shares of our common stock to Steven Kelly, our President and Chief Executive Officer, at a purchase price of $0.001 per share. This transaction was exempt under Section 4(2) of the Securities Act.

In April 2005 we sold 94,740 shares and in March 2005 we sold 63,160 shares of our common stock, respectively, to Adam Craig, our Vice President and Chief Medical Officer, and Eric Poma, our Vice President of Business Development, at a purchase price of $0.001 per share. These transactions were exempt under Section 4(2) of the Securities Act.

On June 28, 2005, we sold in a private placement to accredited investors senior convertible notes with an original aggregate principal amount of $2,249,984 and warrants to purchase an aggregate of 85,227 shares of our common stock. Interest on the notes accrued at the rate of 5%. The conversion price was $3.37, which was 85% of the $3.96 purchase price paid in the Series A financing. We also issued to the purchasers of notes warrants to purchase an aggregate of 85,227 shares of our common stock, which is equal to 15% of the aggregate principal amount of the notes divided by $3.96, which was the per share purchase price in the Series A financing. The exercise price of each warrant is $4.36, which is 110% of the $3.96 purchase price paid in the Series A financing. The warrants are exercisable at any time until June 28, 2012. These transactions were exempt under Section 4(2) of the Securities Act.

On June 28, 2005 we issued to Paramount BioCapital, Inc., or Paramount, a warrant to purchase shares of our common stock in partial payment for its services as placement agent in the senior convertible promissory note financing. The warrant allows Paramount to purchase 55,656 shares of our common stock, which is equal to 10% of the aggregate principal amount of notes sold in the financing ($2,249,984) divided by the $3.96 purchase price per share of the Series A financing. The exercise price of the warrant is $4.36, which is 110% of the $3.96 purchase price in the Series A financing. The warrant is exercisable beginning on June 29, 2006. The warrant will terminate on June 28, 2012. This transaction was exempt under Section 4(2) of the Securities Act.

On December 28, 2005, we issued 400,000 shares of our common stock to Nippon Shinyaku in partial payment of the up-front licensing fee for INNO-406. This transaction was exempt under Section 4(2) of the Securities Act.

In February 2006, we issued a warrant to purchase 54,967 shares of our common stock to an individual who acted as a finder in connection with the in-licensing of INNO-406. The warrant has an exercise price of $2.97 per share. The warrant is immediately exercisable and will terminate in February 2013. This transaction was exempt under Section 4(2) of the Securities Act.

On June 29, 2006, we issued 3,414,464 shares of our Series A convertible preferred stock in a private placement offering to accredited investors at a price per share equal to $3.96. This transaction was exempt under Section 4(2) of the Securities Act. Each share of Series A convertible preferred stock is convertible into one share of our common stock. The Series A convertible preferred stock will convert into shares of common stock automatically upon the effectiveness of a registration statement covering the shares of common stock into which the Series A shares are convertible. Pursuant to the terms of the subscription agreement between us and the investors, we are required to file such a registration statement with the SEC by August 28, 2006.

On June 29, 2006, in partial payment for their services as placement agents in the Series A convertible preferred stock financing, we issued a warrant to Paramount and its designees and a warrant to Punk, Ziegel & Company, L.P. and its designees to purchase 207,583 shares and 133,863 shares, respectively, of our common stock, each with an exercise price of $4.36. This transaction was exempt under Section 4(2) of the Securities Act.

On June 29, 2006, we converted a future advance promissory note that we had issued to Paramount BioCapital Investments, LLC, or PBI, an affiliate of Paramount, with an aggregate amount of principal and accrued interest of $4,073,389.87 into 1,028,634 shares of our Series A common stock. Those shares will convert automatically into 1,028,634 shares of our common stock upon the effectiveness of the registration statement of which this prospectus is a part. This transaction was exempt under Section 4(2) of the Securities Act.

On June 29, 2006, we converted a future advance promissory note that we had issued to an entity related to the sole shareholder of Paramount with an aggregate amount of principal and accrued interest of $1,377,621.23 into 347,884 shares of Series A convertible preferred stock at a purchase price of $3.96 per share. Those shares will convert automatically into 347,884 shares of our common stock upon the effectiveness of the registration statement of which this prospectus is a part. This transaction was exempt under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The following financial statements, financial statement schedules and exhibits are filed as part of this report or incorporated herein by reference:

(a)	Financial statements. See Index to Financial Statements on page F-1.

Financial Statement Schedules. All financial statement schedules for which provision is made in Regulation S-X are omitted because they are not required under the related instructions, are inapplicable, or the required information is given in the financial statements, including the notes thereto.

(b)	Exhibits.

			Filed In
Exhibit Number		Description of Document	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

3.1		Certificate of Incorporation, as amended on June 27, 2006	8-K	July 3, 2006	10.12

3.2		Bylaws	10	April 20, 2006	3.2

4.1		Form of common stock certificate	10	April 20, 2006	4.1

4.2		Form of common stock warrant issued to investors in June 2005	10	April 20, 2006	4.2

4.3		Warrant issued to Paramount BioCapital, Inc. on June 28, 2005	10	April 20, 2006	4.3

4.4		Form of senior convertible promissory note issued to investors in June 2005	10	April 20, 2006	4.4

4.5		Form of Note and Warrant Purchase Agreement dated June 28, 2005 between Innovive Pharmaceuticals, Inc., and various investors	10	April 20, 2006	4.5

4.6		Form of Subscription Agreement dated June 29, 2006 for the purchase of Series A convertible preferred stock, par value $0.001 per share, of Innovive Pharmaceuticals, Inc.	8-K	July 3, 2006	10.10

4.7		Form of placement agent Warrant dated June 29, 2006 for the purchase of common stock, par value $0.001 per share, of Innovive Pharmaceuticals, Inc., issued to Paramount Biocapital, Inc. and Punk, Ziegel & Company, L.P.	8-K	July 3, 2006	10.11

5.1		Legal opinion of Wyrick Robbins Yates & Ponton LLP				X

10.1	*	License Agreement dated March 16, 2005, between Innovive Pharmaceuticals, Inc. and The Penn State Research Foundation	10	April 20, 2006	10.1

10.2	*	Industry-University Cooperation Research Agreement dated March 16, 2005 among Innovive Pharmaceuticals, Inc., The Pennsylvania State University College of Medicine and the Milton S. Hershey Medical Center	10	April 20, 2006	10.2

10.3		2004 Stock Option Plan	10	April 20, 2006	10.3

			Filed In
Exhibit Number		Description of Document	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

10.4		Employment Agreement between Innovive Pharmaceuticals, Inc and Steven Kelly dated June 2, 2004 and Amendment dated June 1, 2005 between Innovive Pharmaceuticals, Inc. and Steven Kelly	10	April 20, 2006	10.4

10.5		Employment Agreement between Innovive Pharmaceuticals, Inc and Adam Craig dated April 7, 2005	10	April 20, 2006	10.5

10.6		Employment Agreement between Innovive Pharmaceuticals, Inc and Eric Poma dated March 4, 2005	10	April 20, 2006	10.6

10.7		Sublease dated March 14, 2005 between Innovive Pharmaceuticals, Inc. and Friedman, Billings, Ramsey Group, Inc.	10	April 20, 2006	10.7

10.8	*	Exclusive License Agreement dated as of December 15, 2005 between Innovive Pharmaceuticals, Inc. and Sloan-Kettering Institute for Cancer Research.	10	April 20, 2006	10.9

10.9	*	License Agreement dated December 28, 2005 between Innovive Pharmaceuticals, Inc. and Nippon Shinyaku Co., Ltd.	10	April 20, 2006	10.10

23.1		Consent of J. H. Cohn LLP				X

23.2		Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on page S-1)

*	Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment and those portions have been filed separately with the SEC.

(b) None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant also hereby undertakes that if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 4, 2006.

INNOVIVE PHARMACEUTICALS, INC.

By:	/s/ Steven Kelly
Steven Kelly President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven Kelly and Eric Poma, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed as of the 4th day of August, 2006, by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Steven Kelly Steven Kelly	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2006

/s/ John Knox John Knox	Treasurer (Principal Financial and Accounting Officer)	August 4, 2006

/s/ Neil Herskowitz Neil Herskowitz	Director	August 4, 2006

?s/ J. Jay Lobell J. Jay Lobell	Director	August 4, 2006

/s/ Antony Pfaffle Antony Pfaffle	Director	August 4, 2006

S-1